Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

by and among

SQUARE, INC.,

FOREST MERGER SUB, INC.,

FOREST MERGER LLC

WEEBLY, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

As Stockholder Representative

APRIL 26, 2018

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-ii-

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex	Description
Annex A	Certain Defined Terms	A-1

Exhibit	Description
Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C-1	Form of Certificate of Merger (First Merger)
Exhibit C-2	Form of Certificate of Merger (Second Merger)
Exhibit D	Form of Resignation Letter
Exhibit E	Form of Stockholder Written Consent
Exhibit F	Form of 280G Waiver
Exhibit G	Form of Investor Suitability Documentation
Exhibit H	Form of Founder Consideration Holdback Agreement
Exhibit I	Form of Warrant Termination Agreement

Schedules
Schedule I	Key Employees
Schedule II	Founders
Schedule 2.2(b)(x)(A)	Third Party Contracts Requiring Consent
Schedule 2.2(b)(x)(C)	Third Party Contracts Requiring Notice
Schedule 7.3(b)	Terminated Agreements
Schedule 7.6(h)	Designated Non-Continuing Employees
Schedule 7.7(b)	Liens to be Released
Schedule 7.14	Remediation Plan
Schedule 9.2(a)	Specified Matters

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INDEX OF DEFINED TERMS

Term	Section
280G Approval	7.1(b)
280G Waiver	7.1(b)
401(k) Plan	7.6(d)
Accounting Firm	1.4(d)
Accrued Employee Amounts	7.6(e)
Adjustment Amount	1.4(e)(i)
Adjustment Consideration	1.4(e)(i)
Agreement	Preamble
Alternative Transaction	6.1
Anti-Money Laundering Laws	3.24
Balance Sheet Date	3.7(a)
Basket	9.3(a)
Benefit Period	7.6(a)
Books and Records	3.23
Cancelled Shares	1.3(b)(ii)
Cash Escrow Account	2.3(b)(ii)(A)
Cash-out Election	1.3(e)(ii)
Certificate of Incorporation	3.1(b)
Certificate of Merger	1.1(b)(i)
Charter Documents	3.1(b)
Closing	2.1
Closing Date	2.1
Company	Preamble
Company and Subsidiary Securities	9.2(a)(v)
Company Authorizations	3.17
Company Material Adverse Effect	9.2(a)(i)
Company Returns	3.10(a)
Company Stock Certificate	2.3(c)(ii)
Confidential Disclosure Agreement	11.3
Confidential Information	11.3
Conflict	3.4
Cooley	11.11
Current Balance Sheet	3.7(a)
Customer Information	3.13(t)
DGCL	Recitals
Disclosure Schedule	Article III
Dispute	11.12(a)
Dispute Statement	1.4(c)
Dissenting Shares	1.3(b)(iii)
Distribution Amount	2.3(b)(ii)(B)
DLLC	Recitals
Effective Time	1.1(b)(i)
End Date	8.1(c)
Enforceability Limitations	3.2(c)
Escrow Agreement	2.2(b)(xix)
Escrow Fund	2.3(b)(ii)(A)

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Term	Section
Escrow Shares	2.3(b)(ii)(A)
Estimated Closing Statement	1.4(a)(i)
Exchange Documents	2.3(c)(ii)
Existing Indemnity Obligations	7.12(a)
Expiration Date	9.1(a)
Export Approvals	3.20(b)
Financials	3.7(a)
FIRPTA Certificate	2.2(b)(xvii)(C)
First Merger	Recitals
First-Step Surviving Company	1.1(a)
Founders	Recitals
GDPR	3.13(r)
Indemnification Claim Notice	9.4(a)
Indemnification Claim Objection Notice	9.4(b)
Indemnified D&Os	7.12(a)
Indemnified Parties	9.2(a)
Indemnifying Parties	9.2(a)
Interested Party	3.22
Investor Suitability Documentation	7.9
Joinder Agreements	Recitals
Key Employee Employment Agreements	Recitals
Key Employees	Recitals
Lease Agreements	3.11
Leased Real Property	3.11
Letter of Transmittal	2.3(c)(i)
Loan Repayment Amount	2.6
Malware	3.13(k)
Material Contracts	3.14(a)
Merger Consideration	1.3(b)(i)(C)
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Subs	Preamble
Mergers	Recitals
New Plans	7.6(a)
Non-Competition and Non-Solicitation Agreements	Recitals
Non-Transitional Continuing Employee	7.6(a)
Offer Letter	7.6(f)
Officer’s Certificate	2.2(b)(xvii)(A)
Option Consideration	1.3(c)(i)
Ordinary Commercial Agreement	3.10(g)
Parent	Preamble
Parent SEC Documents	4.4(a)
Payment Spreadsheet	2.3(a)
Payoff Letter	7.7(a)
Post-Closing Statement	1.4(b)(i)
Potential Parachute Payments	2.2(b)(viii)
Privileged Deal Communications	11.11(b)

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Term	Section
Proprietary Information Agreement	3.13(j)
Remediation Plan	7.14
Representative Expense Fund	2.3(b)(iii)
Representatives	6.2
Requisite Stockholder Approval	3.2(a)
Resolution Period	1.4(d)
Review Period	1.4(c)
Rules	11.12(a)
Scan	3.13(n)
Second Effective Time	1.1(b)(ii)
Second Merger	Recitals
Section 409A	3.10(q)(i)
Statement of Expenses	7.8(b)
Stock Escrow Account	2.3(b)(ii)(A)
Stockholder Representative	Preamble
Stockholder Representative Expenses	10.2
Stockholder Written Consent	7.1(a)
Subsidiary	3.6(a)
Surviving Company	1.1(a)
Surviving Representations	9.1(a)
Systems	3.13(v)
Tail Policy	7.12(b)
Tax Claim	7.5(c)(i)
Tax Claim Notice	7.5(c)(i)
Tax Contest	7.5(f)
Tax Incentive	3.10(k)
Terminated Agreements	7.3(b)
Third Party Claim	9.5
Third Party Expenses	7.8(a)
Top Customer	3.21(a)
Top Supplier	3.21(b)
Transitional Employee	7.6(g)
Unaccredited Investor	7.9
Withholding Agents	2.4

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of April 26, 2018 by and among Square, Inc., a Delaware corporation (“Parent”), Forest Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”), Forest Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Weebly, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Indemnifying Parties (the “Stockholder Representative”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

WITNESSETH

WHEREAS, Parent, Merger Subs and the Company wish to effect a business combination through the statutory merger of Merger Sub I with and into the Company, pursuant to which the Company would become a wholly-owned subsidiary of Parent (the “First Merger”), on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), and, as part of the same overall transaction, the Company would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended (the “DLLC”);

WHEREAS, the board of directors of the Company has approved this Agreement, by a unanimous vote of those directors participating in such vote, the Mergers and the other transactions contemplated by this Agreement and determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of its stockholders;

WHEREAS, the board of directors of Merger Sub I and the sole member and manager of Merger Sub II has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, Parent, Merger Subs and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the First Merger;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (i) the Mergers will be treated as integrated steps in a single transaction, and will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute, and is adopted as, a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and an inducement to, Parent and Merger Subs to enter into this Agreement, certain stockholders of the Company have executed and delivered to Parent Joinder Agreements in the form attached hereto as Exhibit A (the “Joinder Agreements”) and Investor Suitability Documentation (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and an inducement to, Parent and Merger Subs to enter into this Agreement, each of the employees of the Company set forth on Schedule I (the “Key Employees”) have executed and delivered to Parent an employment agreement (the “Key Employee Employment Agreements”) and Proprietary

Information Agreement (as defined below) and each of the employees of the Company set forth on Schedule II (the “Founders”) has executed and delivered a noncompetition agreement substantially in the form attached hereto as Exhibit B (the “Non-Competition and Non-Solicitation Agreements”) in each case, to be effective as of the Closing (as defined below);

WHEREAS, as a further condition and inducement to Parent’s and Merger Subs’ willingness to enter into this Agreement, each Founder (which term will include any trusts or other Affiliate entities established by any Founder which holds Company Capital Stock) shall have agreed to subject a portion of the aggregate Merger Consideration payable with respect to their Company Capital Stock in connection with the First Merger to a risk of forfeiture upon the occurrence of certain events, and, concurrently with the execution and delivery of this Agreement, each Founder has executed and delivered a Founder Consideration Holdback Agreement (as defined below), in each case, to be effective as of the Closing; and

WHEREAS, immediately following the execution and delivery of this Agreement, it is anticipated that Stockholders holding a sufficient type and number of shares of Company Capital Stock to adopt this Agreement under the DGCL, the Certificate of Incorporation and Bylaws will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of the Stockholder Written Consent (as defined below), which will constitute the Requisite Stockholder Approval (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1 The Mergers.

(a) The Mergers. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the First Merger is sometimes referred to herein as the “First-Step Surviving Company.” At the Second Effective Time (as defined below), the First-Step Surviving Company shall merge with and into Merger Sub II in accordance with the DGCL and the DLLC, whereupon the separate corporate existence of the First-Step Surviving Company shall cease, and Merger Sub II shall be the surviving company, and shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes and shall continue to be governed by the laws of the State of Delaware. The surviving company after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”

(b) Effective Time; Effect of the Mergers.

(i) On the Closing Date, the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit C-1 (the “Certificate of Merger”) and Parent shall file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The First Merger shall become effective at such time as the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the First Merger becomes effective being the “Effective Time”). At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub I shall vest in the First-Step Surviving Company, and all debts and liabilities of the Company and Merger Sub I shall become debts and liabilities of the First-Step Surviving Company.

(ii) Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit C-2 with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and the DLLC (the time of the filing of such certificate of merger with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”) and Parent shall use reasonable best efforts to do so within two (2) Business Days of the Effective Time. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all rights and property of Merger Sub II and the First-Step Surviving Company shall vest in the Surviving Company, and all debts and liabilities of Merger Sub II and the First-Step Surviving Company shall become debts and liabilities of the Surviving Company.

(c) The Surviving Company of the Mergers.

(i) First-Step Surviving Company.

(A) Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub I as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Effective Time, the certificate of incorporation of the First-Step Surviving Company shall be amended to change the name of the First-Step Surviving Company to “Weebly, Inc.”

(B) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub I as in effect immediately prior to the Effective Time shall be the bylaws of the First-Step Surviving Company as of the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the First-Step Surviving Company and such bylaws.

(ii) Surviving Company.

(A) The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such certificate of formation; provided, however, that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the of the Surviving Company to “Weebly, LLC”

(B) The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLC and as provided in such limited liability company agreement.

(d) Directors and Officers.

(i) First-Step Surviving Company

(A) Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the First-Step Surviving Company immediately after the Effective Time, each to hold the office of a director of the First-Step Surviving Company in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the First-Step Surviving Company until his or her successors is duly elected and qualified.

(B) Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the First-Step Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Company.

(ii) Surviving Company

(A) Parent shall be the managing member (as defined in the limited liability company agreement of the Surviving Company) of the Surviving Company.

(B) The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company

1.2 General Effects of the Mergers.

(a) First Merger. At the Effective Time, the effects of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the First-Step Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub I shall become the debts, liabilities and duties of the First-Step Surviving Company.

(b) Second Merger. At the Second Effective Time, the effects of the Second Merger shall be as provided in the applicable provisions of the DGCL and the DLLC. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of Merger Sub II and the First-Step Surviving Company shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub II and the First-Step Surviving Company shall become the debts, liabilities and duties of the Surviving Company.

1.3 Effects of the First Merger on Securities of Merging Corporations.

(a) Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members thereof, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub I capital stock will evidence ownership of such shares of Company Common Stock.

(b) Company Capital Stock.

(i) Generally. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company, the Stockholders or any other Person, each share of Company Capital Stock (excluding (A) Cancelled Shares, which shall be treated in the manner set forth in Section 1.3(b)(ii) and (B) Dissenting Shares, which shall be treated in the manner set forth in Section 1.3(b)(iii)) that is issued and outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive:

(A) with respect to each share of Company Common Stock (including each share which has elected to convert to Company Common Stock from Company Series A Preferred Stock, Company Series A-1 Preferred Stock or Company Series C Preferred Stock), (x) the Per Share Common Cash Consideration and the Per Share Common Stock Consideration, and (y) at such time as the final Total Consideration is determined in accordance with Section 1.4, any Adjustment Consideration, if payable, in each case upon the terms set forth in this Section 1.3 and throughout this Agreement (including the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii)) and surrender of the Company Stock Certificate in respect thereof and the Exchange Documents all in the manner provided in Section 2.3(c),

(B) with respect to each share of Company Series B Preferred Stock, (x) the Per Share Series B Liquidation Cash Consideration and the Per Share Series B Liquidation Stock Consideration, (y) the Per Share Common Cash Consideration and the Per Share Common Stock Consideration, and (z) at such time as the final Total Consideration is determined in accordance with Section 1.4, any Adjustment Consideration, if payable, in each case upon the terms set forth in this Section 1.3 and throughout this Agreement (including the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii)) and surrender of the Company Stock Certificate in respect thereof and the Exchange Documents all in the manner provided in Section 2.3(c), and

(C) with respect to each share of Company Series C Preferred Stock (excluding any shares which have elected to convert to Company Common Stock), the Per Share Series C Liquidation Cash Consideration and the Per Share Series C Liquidation Stock Consideration, in each case upon the terms set forth in this Section 1.3 and throughout this Agreement (including the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii)) and surrender of the Company Stock Certificate in respect thereof and the Exchange Documents all in the manner provided in Section 2.3(c) (clauses (A) through (C) collectively, the “Merger Consideration”).

(D) Until so surrendered, each Company Stock Certificate that is outstanding after the Effective Time shall be deemed, for all purposes after the Effective Time, to evidence only the right to receive the Merger Consideration payable pursuant to this Section 1.3(b)(i). For purposes of calculating the aggregate amount of Merger Consideration payable to each Stockholder pursuant to this Section 1.3(b)(i), (x) all shares of the Company Capital Stock held by each such Stockholder shall be aggregated on a certificate-by-certificate basis, (y) the amount of cash (if any) to be paid to each Stockholder for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole cent, and (z) the number of shares of Parent Class A Common Stock (if any) to be issued to each Stockholder in exchange for each Company share certificate held by such Stockholder shall be rounded down to the nearest whole number; provided, that any Stockholder who otherwise would be entitled to receive a fraction of a share of Parent Class A Common Stock shall receive, in lieu thereof, an amount of cash equal to the product obtained by multiplying (A) such fraction by (B) the Parent Trading Price, rounded down to the nearest whole cent.

(ii) Cancelled Shares. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or the respective stockholders or members thereof, each share of Company Capital Stock that is issued and outstanding and held by the Company or any Subsidiary as of immediately prior to the Effective Time (“Cancelled Shares”) shall be cancelled without any consideration paid therefor.

(iii) Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and with respect to which the holder thereof has properly demanded appraisal rights in accordance with Section 262 of the DGCL and/or dissenter’s rights in accordance with Chapter 13 of the CCC, and who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.3(b)(i), but the holder thereof shall only be entitled to such rights as are provided by the DGCL and/or the CCC. Notwithstanding the provisions of this Section 1.3(b)(iii), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under the DGCL and/or dissenter’s rights under the CCC, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.3(b)(i), without interest thereon, and subject to the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii), upon surrender of the certificate representing such shares. The Company shall give Parent prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL and/or the CCC. The Company shall not, except with the prior written consent of Parent, not to be unreasonably withheld, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance of responding to such Stockholder and the Company shall consider in good faith all reasonable comments made by Parent reasonably promptly.

(c) Company Options.

(i) Company Options. Effective as of the Effective Time, each Company Option with an exercise price per share less than the Cash Equivalent Consideration shall be cancelled on the Effective Time and, subject to the holder of such Company Option executing an Accrued Employee Amount Payment Acknowledgement (if applicable), converted automatically into the right to receive (x) the Per Share Common Consideration and (y) at such time as the final Total Consideration is determined in accordance with Section 1.4, any Adjustment Consideration, if payable, in respect of each Net Option Share covered by such Company Option; provided that, in lieu of the Per Share Common Consideration, any fractional Net Option Share (after aggregating all shares represented by all Company Options held by such individual) shall be settled solely in cash, based on the Cash Equivalent Consideration (such consideration being hereinafter referred to as the “Option Consideration”) upon the terms set forth in this Section 1.3 and throughout this Agreement (including the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii)), in each case, subject to Section 2.4. If the exercise price per share of any such Company Option is equal to or greater than the Cash Equivalent Consideration, such Company Option shall be cancelled on the Effective Time without any payment being made in respect thereof. The applicable taxes required to be withheld from the Option Consideration shall reduce first the Per Share Common Cash Consideration portion of the Option Consideration with any remaining amount reducing the Per Share Common Stock Consideration portion of the Option Consideration, with the value of the stock portion for purposes of such deduction determined based on the closing price of a share of Parent Class A Common Stock on the date such obligation becomes due.

(ii) Necessary Actions. Prior to the Effective Time, and subject to the prior review and approval of Parent, the Company shall take all actions necessary to accelerate any unvested portion of Company Options and to effect the transactions anticipated by this Section 1.3(c) under the Plan and any Contract applicable to any Company Option (whether written or oral, formal or informal), including the determination by the administrator of the Plan that the treatment of Company Options as contemplated by this Section 1.3(c) is permissible under the terms of the Plan and the applicable equity award agreements, delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence satisfactory to Parent that all necessary determinations by the Company’s Board of Directors or applicable committee of the Company’s Board of Directors to cash out, terminate or provide for the substitution of all Company Options in accordance with this Section 1.3(c)(ii) have been made.

(d) Company Warrants. At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company, the Stockholders or any other Person, each Company Warrant that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive (y) the excess of the Per Share Common Cash Consideration and the Per Share Common Stock Consideration over the exercise price of such Company Warrant, and (z) at such time as the final Total Consideration is determined in accordance with Section 1.4, any Adjustment Consideration, if payable, in each case upon the terms set forth in this Section 1.3 and throughout this Agreement (including the Escrow Amount set forth in Section 2.3(b)(ii) and the Representative Expense Fund set forth in Section 2.3(b)(iii)).

(e) Unaccredited Investors.

(i) Notwithstanding anything to the contrary in this Section 1.3 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Class A Common Stock to any Person (i) that does not provide duly completed and executed Investor Suitability Documentation, or (ii) that Parent has determined prior to the Closing, in its sole discretion, is an Unaccredited Investor. To the extent such Investor Suitability Documentation is not provided or Parent has made such determination regarding Unaccredited Investor status, Parent shall inform the Company of such determination prior to the Closing and the Company shall indicate on the Payment Spreadsheet that such Person has not provided the Investor Suitability Documentation or is an Unaccredited Investor.

(ii) To the extent any such Person would otherwise have been entitled to be issued shares of Parent Class A Common Stock as consideration or otherwise under this Agreement or any Related Agreement in connection with the First Merger, including without limitation any Per Share Common Stock Consideration, Adjustment Consideration, Per Share Series B Liquidation Stock Consideration, or Per Share Series C Liquidation Stock Consideration issuable pursuant to Section 1.3(b)(i), Parent shall be entitled, in its sole discretion, to pay such amounts in cash, rather than issuing shares of Parent Class A Common Stock, with the amount of cash payable equal to the value of the shares of Parent Class A Common Stock (having a value per share equal to the Parent Trading Price) that would have otherwise been issuable had such Person provided the Investor Suitability Documentation and been determined to be an Accredited Investor (a “Cash-out Election”). Parent shall also be entitled to a Cash-out Election to the extent necessary to reduce the amount of Parent Class A Common Stock receivable by any particular Person and its Affiliates to be below 1% of the outstanding number of Parent Class A Common Stock.

(iii) In the event of a Cash-out Election, the Per Share Common Cash Consideration, Adjustment Consideration, the Per Share Series B Liquidation Cash Consideration and the

Per Share Series C Liquidation Cash Consideration shall be equitably adjusted downwards, and the Per Share Common Stock Consideration, the Adjustment Consideration, Per Share Series B Liquidation Stock Consideration and Per Share Series C Liquidation Stock Consideration shall be respectively and equitably adjusted upwards (at a value per share equal to the Parent Trading Price), such that in the aggregate, the amount of cash payable as Merger Consideration and the amount of Parent Class A Common Stock payable as Merger Consideration (at a value per share equal to the Parent Trading Price), each equal fifty percent (50%) of the aggregate Merger Consideration. The allocation of cash and shares of Parent Class A Common Stock to be withheld and contributed to the Escrow Amount shall also be equitably adjusted in the same proportion as the adjustments to the foregoing sentence. For avoidance of doubt, in no event shall the adjustment contemplated by this Section 1.3(e)(iii) result in either an increase or decrease in the aggregate Merger Consideration (assuming that each share of Parent Class A Common Stock is valued at a value per share equal to the Parent Trading Price).

1.4 Determination of Consideration; Post-Closing Total Consideration Adjustment.

(a) Determination of Consideration

(i) At least four (4) Business Days prior to the Closing Date, the Company will deliver to Parent a written statement in a form reasonably acceptable to Parent (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimate of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Unpaid Third Party Expenses, and (E) a calculation of Total Common Consideration based on the foregoing estimates, accompanied by reasonably detailed back-up documentation for such calculations in (A) to (E) above. The Company shall give Parent a reasonable opportunity to review and comment on the Estimated Closing Statement, and shall take in consideration in good faith any comments of Parent on the Estimated Closing Statement.

(b) Post-Closing Purchase Price Adjustment.

(i) As promptly as practicable but in no event later than sixty (60) calendar days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, and (D) Unpaid Third Party Expenses.

(c) Review of Post-Closing Statement. The Stockholder Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement, together with information provided in accordance with this Section 1.4(c) (which shall be promptly provided by the Stockholder Representative). On or before the expiration of the Review Period, the Stockholder Representative shall deliver to Parent a written statement accepting or disputing the Post-Closing Statement. In the event that the Stockholder Representative shall dispute the Post-Closing Statement, such statement shall include a detailed itemization of the Stockholder Representative’s objections and the reasons therefor (such statement, a “Dispute Statement”). Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the parties hereto and not subject to appeal. If the Stockholder Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding on the parties hereto and not subject to appeal.

(d) Dispute Resolution. If the Stockholder Representative delivers a Dispute Statement during the Review Period, Parent and the Stockholder Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute

Statement, or such longer period as Parent and the Stockholder Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Stockholder Representative during the Resolution Period shall be final and binding on the parties hereto and not subject to appeal. If Parent and the Stockholder Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Stockholder Representative shall submit all items remaining in dispute with respect to the Dispute Statement to Deloitte or any other nationally recognized independent accounting firm upon which Parent and the Stockholder Representative shall reasonably agree (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with the practices used in preparation of the Post-Closing Statement, shall determine only those items remaining in dispute between Parent and the Stockholder Representative, and shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either the amount of such disputed item as proposed by Parent in the Post-Closing Statement or the amount of such disputed item as proposed by the Stockholder Representative in the Dispute Statement. Each of Parent and the Stockholder Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Stockholder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Stockholder Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall, absent manifest error, be final and binding on the parties hereto and not subject to appeal. The costs, fees and expenses of the Accounting Firm relating to a dispute pursuant to this Section 1.4(d) shall be borne equally by Parent and the Stockholder Representative (on behalf of the Indemnifying Parties).

(e) Post-Closing Payments.

(i) If the Total Consideration as finally determined pursuant to this Section 1.4 is greater than the estimated Total Consideration contained in the Estimated Closing Statement (the amount of such difference, the “Adjustment Amount”), no later than four (4) Business Days after the final Total Consideration has been determined, then Parent shall deposit or shall cause to be deposited with the Payment Agent, an amount of cash and a number of shares of Parent Class A Common Stock, for payment to such Stockholders and holders of Company Options and Company Warrants in accordance with the additional amounts that each such holder would have received had the Adjustment Amount been included in the Total Consideration at the time of Closing (such amounts, the “Adjustment Consideration”). For the avoidance of doubt, the Adjustment Consideration shall be paid fifty percent (50%) in cash and fifty percent (50%) in shares of Parent Class A Common Stock (valued at the Parent Trading Price).

(ii) If the Total Consideration as finally determined pursuant to this Section 1.4 is less than the estimated Total Consideration contained in the Estimated Closing Statement, then Parent shall deduct from the Escrow Amount an amount in cash and stock equal to the amount of such deficit, which shall be deducted from Stockholders and holders of Company Options and Company Warrants in accordance with the amount that such holders would have not received had such deficit been reduced from the Total Consideration at the time of Closing (it being understood that such reduction shall not be in accordance with such holder’s Pro Rata Portions). For avoidance of doubt, (x) any recovery of any such deficit from the Escrow Amount shall not be subject to any of the limitations on indemnification set forth in Section 9.3 and (y) any amount deducted from the Escrow Amount shall be deducted fifty percent (50%) in cash and fifty percent (50%) in shares of Parent Class A Common Stock (valued at the Parent Trading Price).

(f) Tax Treatment. Any payment made under this Section 1.4, to the maximum extent permitted by applicable U.S. federal and applicable state and local income Tax Law, shall be treated as an adjustment to the Total Consideration, as finally determined pursuant to Section 1.4.

1.5 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First-Step Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, or to vest Parent with full right, title and possession to all of the Company Capital Stock, then each of the First-Step Surviving Company, Parent and the officers and directors of each of the First-Step Surviving Company and Parent are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

CLOSING AND CLOSING PAYMENTS

2.1 The Closing. Unless this Agreement is validly terminated pursuant to Section 8.1, Parent, Merger Sub I and the Company shall consummate the First Merger at a closing (the “Closing”) within two (2) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 2.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing occurs hereunder shall be referred to herein as the “Closing Date.”

2.2 Closing Conditions.

(a) Mutual Conditions. The respective obligations of Parent, Merger Sub I and the Company to effect the First Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(i) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(ii) HSR Approval; Other Regulatory Approvals. Any waiting period applicable to the Mergers and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated early.

(iii) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall be in effect which has the effect of making the Mergers or any other transaction contemplated hereby illegal or otherwise prohibiting or preventing consummation of the Mergers or any other transaction contemplated hereby in accordance with the terms hereof.

(b) Additional Parent and Merger Subs’ Conditions. The obligations of Parent and Merger Sub I to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following additional conditions, any of which may be waived in writing exclusively by Parent:

(i) Company Representations and Warranties.

(A) The representations and warranties of the Company that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date).

(B) The representations and warranties of the Company that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date).

(ii) Company Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(iii) Delivery of Certificates. The Company shall have delivered to Parent the Payment Spreadsheet, the Statement of Expenses and the Estimated Closing Statement no less than four (4) Business Days prior to the Closing.

(iv) No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect that is continuing.

(v) No Actions. There shall be no Action, pending or threatened in writing, against Parent or any of its Affiliates, or against the Company or any of its Affiliates, arising out of this Agreement, the Mergers or any other transactions contemplated hereby, which seek an injunction or restraint against the consummation of the Mergers or any other transactions contemplated hereby.

(vi) Appraisal Claims and Rights. Stockholders representing no more than five percent (5%) of the outstanding shares of Company Capital Stock on an as-converted to Company Common Stock basis shall have exercised (or have a continuing right to exercise) dissenters’ rights under the DGCL and/or the CCC with respect to the transactions contemplated by this Agreement.

(vii) Joinder Agreements. Indemnifying Parties representing at least ninety percent (90%) of the aggregate Pro Rata Portion of all Indemnifying Parties shall have executed and delivered to Parent Joinder Agreements, and all such Joinder Agreements shall be in full force and effect.

(viii) 280G Waivers; 280G Stockholder Approval. Each Employee who might receive any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (which determination shall be made by the Company and shall be subject to review and approval by Parent) (“Potential Parachute Payments”) shall have previously executed and delivered to the Company a 280G Waiver (defined below), and such 280G Waiver shall continue to be in effect immediately prior to the Effective Time. With respect to any Potential Parachute Payments to any Employees, the Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such Potential Parachute Payments or (ii) shall have voted upon and disapproved such Potential Parachute Payments, and, as a consequence, such Potential Parachute Payments shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such Potential Parachute Payments.

(ix) Non-Competition and Non-Solicitation Agreements and Key Employee Employment Agreements.

(A) Each of the Non-Competition and Non-Solicitation Agreements executed by each Founder concurrently with this Agreement shall be in full force and effect shall not have been revoked or rescinded by the respective signatories thereto.

(B) Each of the Key Employee Employment Agreements, and Proprietary Information Agreements executed by each Key Employee, concurrently with this Agreement shall be in full force and effect and shall not have been revoked or rescinded by the respective signatories thereto, and no Key Employee shall have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or made an express verbal or written statement expressing a bona fide intention in, or taken action toward terminating his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing. All of the Key Employees shall (1) have satisfied Parent’s customary employee background investigation (which, as permitted by Law, includes the absence of a record of any material (as reasonably determined by Parent) criminal conviction in all applicable court and police records) and (2) be eligible to work in the United States or Canada, as applicable, for Parent.

(C) At least ninety percent (90%) of the total number of exempt employees of the Company offered employment by Parent that are not Key Employees shall (1) have signed an Offer Letter that is reasonably acceptable to Parent, in each case effective on the first Business Day after the Closing Date, (2) not have terminated his or her employment with the Company (or one of its Subsidiaries, as applicable) or made an express verbal or written statement expressing a bona fide intention in, or taken action toward terminating his or her employment with the Company (or one of its Subsidiaries, as applicable) at or prior to the Closing, (3) have submitted to Parent’s customary employee background investigation (which, as permitted by Law, includes the absence of a record of any material (as reasonably determined by Parent) criminal conviction in all applicable court and police records), (4) have executed Parent’s inventions and proprietary rights assignment agreement and Code of Conduct, and (5) be eligible to work in the United States or Canada, as applicable, for Parent.

(x) Third Party Contracts.

(A) Parent shall have received all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 2.2(b)(x)(A).

(B) Parent shall have received evidence reasonably satisfactory to Parent that each of the Terminated Agreements has been terminated (or will be terminated as of the Effective Time) and is of no further force or effect (or will be of no further force or effect as of the Effective Time).

(C) The Company shall have sent the notices set forth and described on Schedule 2.2(b)(x)(C).

(xi) Termination of Certain Employee Plans. Parent shall have received the evidence of the termination of any Company Employee Plans contemplated by Section 7.6(d).

(xii) Resignation Letters of Officers and Directors. Parent shall have received an executed resignation letter in the form attached hereto as Exhibit D, effective as of the Closing, of each officer and director of the Company and each of its Subsidiaries.

(xiii) Investor Suitability Documentation. Parent shall have received executed Investor Suitability Documentation from each Stockholder and holder of Company Options and Company Warrants who has a Pro Rata Portion of greater than one-half of one percent (0.5%).

(xiv) Company Warrants. All outstanding Company Warrants shall have been exercised or terminated.

(xv) Conversion. All outstanding Company Series A Preferred Stock and Company Series A-1 Preferred Stock shall have been converted to Company Common Stock.

(xvi) Securities Issuance. The issuance of all shares of Parent Class A Common Stock contemplated by this Agreement in connection with the Mergers shall validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Regulation D and the equivalent state “blue sky” legal requirements, and Parent shall have received valid written evidence reasonably satisfactory to Parent and its outside counsel confirming the foregoing.

(xvii) Company Closing Certificates.

(A) Officer’s Certificate. Parent shall have received a certificate from the Company (the “Officer’s Certificate”), validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, to the effect that, as of the Closing the conditions set forth in Sections 2.2(b)(i), 2.2(b)(ii), and 2.2(b)(iv) have been satisfied.

(B) Secretary’s Certificate. Parent shall have received a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the First Merger, this Agreement and the transactions contemplated hereunder were approved by a unanimous vote of those Company’s Board of Directors participating in such vote), (iii) the valid adoption of this Agreement and approval of the First Merger by the Requisite Stockholder Approval, and (iv) the results of any vote of the Stockholders pursuant to Section 2.2(b)(viii).

(C) FIRPTA Certificate. Parent shall have received a certificate, dated as of the Closing Date and validly executed by a duly authorized officer of the Company, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code (a “FIRPTA Certificate”), and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Closing.

(xviii) Remediation Plan. Parent will have confirmed to its reasonable satisfaction that Company has complied with the requirements of the Remediation Plan (except as otherwise provided in the Remediation Plan).

(xix) Escrow Agreement. Parent shall have received an Escrow Agreement in a form to be mutually agreed between the parties (the “Escrow Agreement”) executed by the Stockholder Representative.

(xx) Self-Disclosure. Parent shall have received evidence of the filed Voluntary Self Disclosure pursuant to Section 7.15.

(c) Additional Company Conditions. The obligations of the Company to effect the First Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived in writing exclusively by the Company.

(i) Parent Representations and Warranties.

(A) The representations and warranties of Parent that are not qualified by materiality shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent made only as of a specified date, which shall be true and correct in all material respects as of such date).

(B) The representations and warranties of Parent that are qualified by materiality shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than any such representations and warranties of Parent made only as of a specified date, which shall be true and correct in all respects as of such date).

(ii) Parent Covenants. Parent and Merger Sub I shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by them prior to the Closing.

(iii) Escrow Agreement. The Company shall have received the Escrow Agreement executed by Parent and the Escrow Agent.

2.3 Payment of Merger Consideration.

(a) Payment Spreadsheet. At least four (4) Business Days prior to the Closing (with an update to be delivered on the day prior to the Closing based on the updated Parent Trading Price), the Company shall deliver to Parent a spreadsheet (the “Payment Spreadsheet”) setting forth the following information, in form and substance reasonably satisfactory to Parent and accompanied by documentation reasonably satisfactory to Parent in support of the information set forth therein:

(i) calculation of the Total Common Consideration, the Total Common Cash Consideration, the Total Common Stock Consideration, the Total Consideration and all components thereof;

(ii) calculation of the Parent Trading Price, the Per Share Common Cash Consideration, the Per Share Common Stock Consideration, the Per Share Series B Liquidation Stock Consideration, the Per Share Series C Liquidation Stock Consideration, the Series B Aggregate Liquidation Preference, and the Series C Aggregate Liquidation Preference;

(iii) with respect to each Stockholder: (A) the name and address of such holder on record with the Company and, if available, the e-mail address of such holder, (B) whether such holder is a current or former employee of the Company and whether such holder is a Key Employee, (C) the number, class and series of all shares of Company Capital Stock held by such holder and the respective certificate numbers of all certificates evidencing all such shares, (D) with respect to any shares of Company Capital Stock held by such Stockholder that were issued on or after January 1, 2011 and that are “covered securities” within the meaning of Treasury Regulations §1.6045-1(a)(15), the date of acquisition of all such shares and the adjusted tax basis of such shares, (E) the number of any such shares that are Dissenting Shares, (F) whether any Taxes are required to be withheld in accordance with Section 2.4 from the consideration that such holder is entitled to receive pursuant to Section 1.3(b)(i) or Section 1.3(b)(ii) by reason of the performance of services by such holder, (G) such Stockholder’s Loan Repayment Amount, if any, (H) the cash consideration that such holder is entitled to receive pursuant to Section 1.3(b)(i) (on a certificate-by-certificate basis and in the aggregate), (I) the stock consideration that such holder is entitled to receive pursuant to Section 1.3(b)(i) (on a certificate-by-certificate basis and in the aggregate), (J) the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 1.3(b)(i) (on a certificate-by-certificate basis and in the aggregate), net of (x) the amount of cash to be held by the Escrow Agent as part of the Escrow Amount pursuant to Section 2.3(b)(ii), (y) such Stockholder’s Loan Repayment Amount, if any, and (z) the amount of cash to be deposited into the Representative Expense Fund on behalf of such holder pursuant to Section 2.3(b)(iii), (K) whether such holder is an Accredited Investor (based on the questionnaire submitted by such holder or at the direction of Parent in accordance with Section 7.9) and (L) the amount of Parent Class A Common Stock to be held by the Escrow Agent as part of the Escrow Amount and the amount of cash to be retained by Parent as the Escrow Amount and the amount of cash to be deposited into the Representative Expense Fund on behalf of such holder pursuant to Section 2.3(b)(ii), Article IX and Section 2.3(b)(iii), respectively and such Stockholder’s Pro Rata Portion in the Escrow Amount and the Representative Expense Fund; and

(iv) with respect to each Company Option: (A) the name and address of the holder thereof on record with the Company and, if available, the e-mail address of such holder, (B) whether such Company Option is an Employee Option or a Non-Employee Option, (C) the grant date and expiration date thereof, (D) whether such Company Option was granted pursuant to the Plan, (E) the vesting schedule (including all acceleration provisions) applicable to such Company Option and the extent to which such Company Option is vested as of immediately prior to the Effective Time (taking into account any Company Option (or portion thereof) that, as a result of the First Merger and pursuant to this Agreement will accelerate in full and no longer be subject to any further vesting, right of repurchase, risk of forfeiture or other such conditions), (F) the exercise price per share and the number, class and series of shares of Company Capital Stock underlying such Company Option immediately prior to the Closing, (G) whether such holder is a Continuing Employee or a Non-Continuing Employee, (H) the Pro Rata Portion of the holder of such Company Option, (I) the amount of cash to be retained by Parent as the Escrow Amount and the amount of cash to be deposited into the Representative Expense Fund on behalf of the holder of such Company Option pursuant to Section 2.3(b)(ii) and Section 2.3(b)(iii), respectively, and (J) the Option Consideration that such holder is entitled to receive in accordance with Section 1.3(c)(i), if any, net of the amount of cash to be retained by Parent as Escrow Amount and the amount of cash to be deposited into the Representative Expense Fund on behalf of such holder pursuant to pursuant to Section 2.3(b)(ii) and Section 2.3(b)(iii), respectively.

(b) Delivery of Merger Consideration, Escrow Amount and Representative Expense Fund.

(i) Merger Consideration. As soon as reasonably practicable following the Closing, and in any event within one (1) Business Day, Parent shall transfer to the Payment Agent for exchange in accordance with this Article II the Merger Consideration payable pursuant to Section 1.3(b)(i) in exchange for shares of Company Capital Stock outstanding as of immediately prior to the Effective Time (less any amounts to be withheld as part of the Escrow Amount pursuant to Section 2.3(b)(ii) and the

Representative Expense Fund set forth in Section 2.3(b)(iii)) and shall transfer to the Company for payment consistent with its normal payroll procedures in accordance with this Article II the Merger Consideration payable pursuant to Section 1.3(c)(i) in exchange for Company Options outstanding as of immediately prior to the Effective Time (less any amounts to be retained by Parent as Escrow Amount pursuant to Section 2.3(b)(ii) and any amounts to be withheld and transferred to the Representative Expense Fund set forth in Section 2.3(b)(iii)).

(ii) Escrow Amount.

(A) Subject to the terms of the Founder Consideration Holdback Agreement, Parent shall deduct and retain from the amount of Merger Consideration, Option Consideration and consideration due to Company Warrants, otherwise payable to Stockholders and holders of Company Options and Company Warrants, such holder’s Pro Rata Portion of the Escrow Amount and Parent shall transfer the Escrow Amount to the Escrow Agent to hold in trust as an escrow fund (the “Escrow Fund”) under the terms of this Agreement and the Escrow Agreement. Such deduction will be made fifty percent (50%) in cash (the “Cash Escrow Amount,” and the account of the Escrow Fund that holds the Cash Escrow Amount and any earnings thereon, the “Cash Escrow Account”) and fifty percent (50%) in shares of Parent Class A Common Stock (valued at the Parent Trading Price) (such shares, the “Escrow Shares,” and the account of the Escrow Fund that holds the Escrow Shares, the “Stock Escrow Account”), in accordance with Section 2.3(b)(ii)(D) below, provided, that if a Cash-out Election has been made, such allocation shall be equitably adjusted pursuant to the terms of Section 1.3(e).

(B) Within five (5) Business Days following the Escrow Release Date, Parent and the Stockholder Representative shall deliver joint written instruction to the Escrow Agent to pay an amount in cash and stock equal to (x) the Escrow Amount less (y) the Retention Amount (together with the Final Distribution Amount, the “Distribution Amount”), to be distributed to the Indemnifying Parties.

(C) Within five (5) Business Days following the final resolution of all pending and unsatisfied or unresolved indemnification claims, Parent and the Stockholder Representative shall deliver joint written instruction to the Escrow Agent to pay the Distribution Amount which shall be distributed to the Indemnifying Parties as follows: Escrow Agent will deposit with the Payment Agent an amount in cash and stock necessary to pay to each Stockholders and holders of Company Options and Company Warrants, such holder’s Pro Rata Portion of the Distribution Amount.

(D) At the Effective Time, the certificates (or book-entry shares) for the Escrow Shares that would otherwise be issued to the Stockholders and holders of Company Warrants shall be provided by Parent to the Escrow Agent to be retained by Escrow Agent and to be held and distributed subject to the provisions of this Agreement and the Escrow Agreement. Such Escrow Shares shall be shown as issued and outstanding on Parent’s financial statements, shall be legally outstanding under applicable state Law as of the Effective Time, and shall be held pursuant to this Section 2.3(b)(ii) as partial security for the indemnification obligations of the Stockholders pursuant to Article IX. Each Stockholder and holder of Company Warrants will have all rights with respect to the Escrow Shares attributable to ownership of such Escrow Shares (including, without limitation, the right to vote such shares (which right shall be exercisable on behalf of the Stockholders and the holders of Company Warrants by the Stockholder Representative as their authorized agent) and the right to be paid dividends with respect such shares (other than non-taxable stock dividends, which shall remain in and become part of the Escrow Shares)), except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein; provided that with respect to any Escrow Shares deposited in the Stock Escrow Account in respect of Company Options, Parent shall retain all rights attributable to ownership of such Escrow Shares (except (i) the right of possession thereof and (ii) the right to sell, assign, pledge, hypothecate or otherwise dispose of or encumber such shares or any interest therein) unless and until such Escrow Shares are released to the holders of Company Options, provided that Parent shall have no obligation to facilitate the exercise of any of the foregoing rights with respect to the Escrow Shares.

(E) The parties hereto agree that Parent is the owner of the Cash Escrow Account for tax purposes and that all interest on or other taxable income, if any, earned from the investment of such cash in the Cash Escrow Account pursuant to this Agreement shall be treated for tax purposes as earned by Parent; provided, that in order to allow Parent to pay any taxes on any interest or other income from investment earned on the Escrow Fund, the Escrow Agent is hereby authorized and directed to distribute to Parent (i) within thirty (30) days of the end of each quarter and (ii) upon any final release of the funds held in the Escrow Fund, an amount equal to twenty-six percent (26%) of all the interest or other income from investment earned on the Escrow Fund during such quarter (for purposes of clause (i)) or during the portion of the year ending on the date of release of the funds held in the Escrow Fund (for purposes of clause (ii)), as applicable. The parties intend that the rights of the Stockholders and the holders of Company Warrants to the Cash Escrow Account in respect of their Company Capital Stock and Company Warrants qualify for installment sale reporting under Section 453 of the Code (and any corresponding provision of foreign, state or local Law, as appropriate).

(F) The parties hereto intend that (i) with respect to the Escrow Shares deposited in the Stock Escrow Account in respect of Company Capital Stock or Company Warrants, the Stockholders and the holders of Company Warrants shall be treated as receiving such Escrow Shares on the Closing Date for tax purposes, and no interest shall be imputed on any such Escrow Shares released to the Stockholders and holders of Company Warrants from the Stock Escrow Account, and (ii) with respect to the Escrow Shares deposited in the Stock Escrow Account in respect of Company Options, the holders of Company Options shall not be treated as receiving such Escrow Shares for tax purposes unless and until such Escrow Shares are released to the holders of Company Options from the Stock Escrow Account.

(iii) Representative Expense Fund. Parent shall deduct from the amount of Per Share Common Cash Consideration otherwise payable to Stockholders and holders of Company Options and Company Warrants, such holder’s Pro Rata Portion of the Representative Expense Amount. At the Effective Time, Parent shall transfer the Representative Expense Amount solely in cash to the Stockholder Representative to hold (the “Representative Expense Fund”) under the terms of this Agreement. Upon deposit of the Representative Expense Amount with the Stockholder Representative in accordance with this Section 2.3(b)(iii), for tax purposes Parent shall be deemed to have paid each Indemnifying Party its, his or her Pro Rata Portion of the Representative Expense Amount and then each Stockholder and each holder of Company Options and Company Warrants shall be deemed to have received and voluntarily contributed such amount to the Representative Expense Fund. The Representative Expense Fund will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the Related Agreements. The Indemnifying Parties will not receive any interest or earnings on the Representative Expense Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Representative Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Representative Expense Fund to the Payment Agent for further distribution to the Indemnifying Parties.

(c) Payment Procedures.

(i) As soon as reasonably practicable following the Closing, Parent or the Payment Agent shall mail or email a letter of transmittal in a form to be mutually agreed between the parties (the “Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Person’s name on the Payment Spreadsheet.

(ii) After receipt by the Payment Agent of a letter of transmittal, a Founder Consideration Holdback Agreement (solely for the Founders) and any other documents (including IRS Form W-9 or appropriate IRS Form W-8, as applicable, solicited as part of the Letter of Transmittal) that Parent or the Payment Agent may reasonably require in connection therewith (the “Exchange Documents”), duly completed and validly executed in accordance with the instructions thereto and the original certificate representing shares of Company Capital Stock (a “Company Stock Certificate”), Parent shall cause the Payment Agent to pay to the holder of such Company Stock Certificate in exchange therefor the Merger Consideration payable in respect thereto pursuant to Section 1.3(b)(i) (less the cash and stock amounts to be retained by Escrow Agent as Escrow Amount and the cash amount to be deposited in the Representative Expense Fund on such holder’s behalf pursuant to Section 2.3(b)(ii) and 2.3(b)(iii), respectively, and subject in the case of the Founders to their Founder Consideration Holdback Agreements), and the Company Stock Certificate so surrendered shall be cancelled. No portion of the Merger Consideration shall be paid or payable to the holder of any Company Stock Certificate until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate and validly executed Exchange Documents in accordance with the terms and conditions hereof.

(iii) Within one full payroll period following the Effective Time (or, in the case of any distribution made pursuant to Section 1.3(c) after the Effective Time, within one full payroll period following the date of such distribution) subject to Section 2.4, Parent shall cause the Surviving Company to pay: (x) to each holder of Non-Employee Options, the applicable amount required to be paid pursuant to Section 1.3(c), with respect to such holder’s Non-Employee Options, through the Surviving Company’s accounts payable, and (y) to each holder of Employee Options, the applicable amount required to be paid pursuant to Section 1.3(c), with respect to such holder’s Employee Options, pursuant to the Surviving Company’s standard payroll procedures; provided, however, that payments of the Representative Expense Amount in respect of Employee Options shall be made directly by the Surviving Company (and not through its payroll).

(d) Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.3; provided, however, that Parent may, in its discretion, or as required by the Payment Agent, and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct and/or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Payment Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(e) Transfers of Ownership. If any Merger Consideration is to be disbursed pursuant to Section 1.3 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the Merger Consideration in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(f) Payment Agent to Return Merger Consideration. At any time following the last day of the sixth month following the Effective Time, Parent shall be entitled to require the Payment Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Payment Agent pursuant to Section 2.3(b)(i), and any and all interest thereon or other income or proceeds thereof, that have not been disbursed to the holders of Company Stock Certificates pursuant to Section 2.3(c), and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 2.3(h)) only as general creditors thereof with respect to any and all cash amounts and shares of Parent Class A Common Stock that may be payable to such holders of Company Stock Certificates pursuant to Section 1.3 upon the due surrender of such Company Stock Certificates and duly executed Exchange Documents in the manner set forth in Section 2.3(c). No interest shall be payable for the cash amounts delivered to Parent pursuant to the provisions of this Section 2.3(f) and which are subsequently delivered to the holders of Company Stock Certificates.

(g) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the First-Step Surviving Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the First-Step Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article II.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.3, none of Parent, the Payment Agent, the First-Step Surviving Company, nor any party hereto shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.4 Withholding Taxes. The Company, the Payment Agent, Parent and the Surviving Company (the “Withholding Agents”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign Tax or other applicable Law. To the extent such amounts are so deducted or withheld, and duly paid to the appropriate Governmental Entity in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld, such Person shall indemnify the applicable Withholding Agent for any amounts (other than interest and penalties) imposed by a Governmental Entity and paid by such Withholding Agent to the appropriate Governmental Entity on behalf of such Person.

2.5 Tax Consequences. The Mergers are intended to be treated as integrated steps in a single transaction and together to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Each party hereto shall cause all Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a)(1) of the Code, including filing the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code); provided that if a Tax authority requires that the Mergers not be treated as a “reorganization” within the meaning of Section 368(a)(1) in an ongoing audit of Parent, that portion of the audit shall be treated as a Tax Claim under Section 7.5(c) and Parent shall not be required to defend the treatment of the Mergers as a “reorganization” within the meaning of Section 368(a)(1) unless the Stockholders Representative (on behalf of the Indemnifying Parties) bears the reasonable expenses incurred by Parent to defend such treatment. Each party hereto will not knowingly take any action that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Except for the covenants in this Section 2.5 and the representations set forth in Section 4.1, Section 4.5 and Section 4.6(b) of this Agreement, none of Parent, Merger Sub I, Merger Sub II or any of their Affiliates makes any representations or warranties to the Company or to any securityholder of the Company regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any securityholder of the Company of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the securityholders of the Company are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

2.6 Outstanding Loans. In the event that any Person entitled to consideration hereunder has outstanding loans from the Company or any Subsidiary as of the Effective Time, the consideration payable to such Person pursuant to Section 1.3 shall be reduced by an amount equal to the outstanding principal plus accrued interest, if any, of such Person’s loans as of the Effective Time, plus any other amounts owed by such Person to the Company or any Subsidiary (collectively, such Person’s “Loan Repayment Amount”). Such loans shall be satisfied as to the amount by which the consideration is reduced pursuant to this Section 2.6. To the extent the consideration payable to such Person is so reduced, such amount shall be treated for all purposes under this Agreement as having been paid to such Person.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are set forth in the specific section, subsection or subclause of the disclosure schedule supplied by the Company to Parent on the date of this Agreement (the “Disclosure Schedule”) that corresponds to the specific section, subsection or subclause of this Article III, or in any other section, subsection or subclause of the Disclosure Schedule solely if and to the extent that it is reasonably apparent on the face of such disclosure, without reference to the underlying documents referenced therein and without independent knowledge of the matters described therein, that it applies to such other section, subsection or subclause of this Article III, the Company hereby represents and warrants to Parent and Merger Subs as follows:

3.1 Organization and Good Standing.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate, would be material to the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(b) The Company has Made Available true, correct and complete copies of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date, each in full force and effect on the date of this Agreement (collectively, the “Charter Documents”). The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(c) Section 3.1(c) of the Disclosure Schedule lists the current directors and officers of the Company.

(d) Section 3.1(d) of the Disclosure Schedule lists every jurisdiction in which the Company and its Subsidiaries has Employees or facilities as of the date of this Agreement.

3.2 Authority and Enforceability.

(a) The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Mergers and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company (including the unanimous approval of the participating Board of Directors of the Company) and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Mergers or any other transactions contemplated hereby and thereby, other than the adoption of this Agreement and approval of the Mergers by the Stockholders of the Company who hold (a) at least a majority of the voting power of the outstanding shares of Company Capital Stock, voting together as a single class on an as converted into Company Common Stock basis, (b) at least a majority of the voting power of the outstanding shares of Company Series B Preferred Stock, voting together as a single class on an as converted into Company Common Stock basis, (c) at least a majority of the voting power of the outstanding shares of Company Common Stock, voting together as a single class and (d) at least a majority of the voting power of the Company Preferred Stock, voting together as a single class on an as converted to Company Common Stock basis (clauses (a), (b), (c) and (d), collectively, the “Requisite Stockholder Approval”).

(b) The Requisite Stockholder Approval is the only approval of the Stockholders required under applicable Law, the Charter Documents and all Contracts to which the Company or any Subsidiary is a party to legally adopt this Agreement and approve the Mergers and the other transactions contemplated hereby.

(c) This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general, and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (the “Enforceability Limitations”).

3.3 Governmental Approvals. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company or any Subsidiary in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any Subsidiary is a party or the consummation of the Mergers or any other transactions contemplated hereby and thereby, except for (a) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the expiration or early termination of waiting periods under the HSR Act, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

3.4 Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the Charter Documents or the organizational documents of any Subsidiary, as amended, (b) any Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (c) any Law or Order applicable to the Company or any Subsidiary or any of their respective material properties or material assets (whether tangible or intangible). Section 3.4 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of or notices to parties to any Material Contracts as are required thereunder in connection with the Mergers, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration (including with respect to any fees, royalties or payments required thereunder) immediately following the Mergers.

3.5 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 52,434,246 shares are issued and outstanding; 20,492,660 shares of Company Series A Preferred Stock, of which 20,492,660 shares are issued and outstanding; 25,143,740 shares of Company Series B Preferred Stock, of which 25,143,740 shares are issued and outstanding; 3,989,060 shares of Company Series A-1 Preferred Stock, of which 3,989,060 shares are issued and outstanding, and 19,394,227 shares of Company Series C Preferred Stock, of which 9,853,520 shares are issued and outstanding. As of the date of this Agreement, the Company Capital Stock is held by the Persons and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held, class and/or series of such shares, the number of the applicable stock certificates representing such shares and the domicile addresses in the Company’s records of such Persons. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by Law, the Charter Documents, or any Contract to which the Company is a party or by which it is bound.

(b) All outstanding shares of Company Capital Stock and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable Laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation Known to the Company. No Stockholder has exercised any right of redemption, if any, provided in the Certificate of Incorporation with respect to shares of the Company Preferred Stock, and the Company has not received written notice that any Stockholder intends to exercise such rights. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than the Company Capital Stock set forth in Section 3.5(a) of the Disclosure Schedule, the Company has no other capital stock authorized, issued or outstanding.

(c) Except for the Plan, neither the Company nor any Subsidiary has ever adopted, sponsored or maintained any stock option plan or any other plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). The Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and the Stockholders and is in full force and effect. The Company has reserved 24,429,813 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 19,317,581 shares are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 3,213,386 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date of this Agreement and (iii) 1,898,846 shares remain available for future grant. No Company Option has been granted with an exercise price less than the fair market value of a share of Company Common Stock on the date of grant. The terms of the Plan and the applicable agreements for each Company Option permit the assumption or substitution of options to purchase Parent Class A Common Stock and the termination of Company Options as provided in this Agreement, without the consent or approval of the holders of such securities, the Stockholders or otherwise and without any acceleration of the exercise schedules or vesting provisions in effect for such Company Options. True and complete copies of all agreements and instruments relating to or issued under the Plan have been Made Available and such agreements and instruments have not been amended, modified or supplemented, and there are no Contracts to amend, modify or supplement such agreements or instruments from the forms thereof Made Available. No holder of Company Options has the ability to early exercise any Company Options under the Plan or any other Contract relating to such Company Options. All holders of Company Options are current employees or non-employee directors of the Company. The Company has not made or delivered any written communications to the employees or contractors of the Company with respect to any payment arising out of the transactions contemplated by this Agreement.

(d) There are no outstanding loans or Indebtedness involving, on the one hand, the Company and on the other hand, any of the Stockholders.

(e) No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary (i) having the right to vote on any matters on which Stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, are issued or outstanding as of the date of this Agreement.

(f) Except for the Company Options, there are no outstanding options, warrants, calls, rights, convertible securities or Contracts of any character, written or oral, to which the Company or any Subsidiary is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Subsidiary (whether payable in shares, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other Contracts with respect to the voting stock of the Company or any Subsidiary, and there are no Contracts to which the Company or any Subsidiary is a party relating to the registration, sale or transfer (including Contract relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Mergers, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(g) Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock. The consideration for which each share of Company Capital Stock and each Company Option will be exchanged pursuant to this Agreement, the allocation of the Merger Consideration pursuant to the Payment Spreadsheet and the reduction of the amounts payable to the Company stockholder at Closing by the Escrow Amount and the Representative Expense Fund, in each case, conforms to the terms of the Company’s Charter Documents, and no Person shall be entitled to receive any different or additional amount in connection with the Mergers in order for all shares of Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock to be transferred to Parent pursuant to this Agreement.

3.6 Company Subsidiaries.

(a) Section 3.6 of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its assets and properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate, would be material to the Company. A true, correct and complete copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date of this Agreement, has been Made Available. All of the outstanding shares of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by Law, the charter documents or bylaws of such Subsidiary, or any Contract to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws. There are no options, warrants, calls, rights, or Contracts of any character, written or oral, to which any Subsidiary is a party or by which any Subsidiary is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Section 3.6(a) of the Disclosure Schedule lists the current directors and officers of each Subsidiary as of the date of this Agreement.

(b) Section 3.6(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity (other than the Subsidiaries listed in Section 3.6(a) of the Disclosure Schedule) in which the Company owns any shares or any interest. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

3.7 Company Financial Statements; Internal Financial Controls.

(a) Section 3.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited consolidated balance sheets as of December 31, 2015, December 31, 2016, (ii) unaudited consolidated balance sheets as of December 31, 2017, (iii) unaudited consolidated balance sheets as of March 31, 2018 and (iv) the related consolidated statements of income, cash flow and stockholders’ equity for each of the relevant time periods relating thereto (the “Financials”). The Financials are true and correct in all material respects and have been prepared in accordance with GAAP on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, other than, for any interim financials, any year-end adjustments which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of March 31, 2018 (the “Balance Sheet Date”) is referred to hereinafter as the “Current Balance Sheet.” The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. All reserves that are set forth in or reflected in the Current Balance Sheet have been established in accordance with GAAP and are adequate.

(b) The Company has Made Available an aging schedule with respect to the billed accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date indicating a range of days elapsed since invoice. All of the accounts receivable, whether billed or unbilled, of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP, are not subject to any set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis and are not subject to any other repurchase or return arrangement. No Person has any Lien on any accounts receivable of the Company or any Subsidiary and no written request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any Subsidiary.

(c) The Company and each Subsidiary maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP. Such system (i) employs the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Neither the Company nor any Subsidiary (including any Employee thereof) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries.

(e) The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

3.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (a) have been reflected in the Current Balance Sheet or the footnotes thereto, (b) do not have a potential liability of greater than $100,000, (c) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, or (d) are Third Party Expenses or otherwise were incurred by the Company in connection with the negotiation and execution of this Agreement or the consummation of the Mergers.

3.9 No Changes. Since the Balance Sheet Date through the date of this Agreement, (a) no Company Material Adverse Effect has occurred or arisen, and (b) neither the Company nor any Subsidiary has taken any action that would be prohibited by Section 5.2 if proposed to be taken after the date of this Agreement.

3.10 Tax Matters.

(a) Tax Returns and Payments. Each Tax Return of the Company or any Subsidiary (the “Company Returns”) that is an income or other material Tax Return has been filed and was prepared accurately and completely in all material respects and in substantial compliance with all applicable Laws. All Taxes required to be paid by the Company or its Subsidiaries have been paid. The Company has delivered or Made Available to Parent accurate and complete copies of all U.S. federal, state, local and non-U.S. income and other material Company Returns filed for Tax periods ending on or after December 31, 2012.

(b) Reserves for Payment of Taxes. The Current Balance Sheet fully accrues all liabilities for unpaid Taxes with respect to all periods through the Balance Sheet Date. Neither the Company nor any Subsidiary has incurred any liability for Taxes since the Balance Sheet Date outside of the ordinary course of business (other than Taxes incurred pursuant to this Agreement).

(c) Audits; Claims. No Company Return has been audited by any Governmental Entity within the past five years. Neither the Company nor any Subsidiary, nor any representative thereof, has received from any Governmental Entity any: (i) written notice indicating an intent to open an audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment, in each case, that has not been resolved or settled in full. No extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or any Subsidiary that will remain in effect after the Closing Date. No claim or legal proceeding is pending or threatened in writing against the Company or any Subsidiary in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company or any Subsidiary except Liens for current Taxes not yet due and payable.

(d) Delinquencies and Deficiencies. Neither the Company nor any Subsidiary is delinquent in the payment of any Tax, and there are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Company or any Subsidiary with respect to any Tax.

(e) Distributed Stock. Within the past three (3) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Compensation Matters. There is no agreement, plan, arrangement or other Contract with any Employee or covering any Employee, considered individually or considered collectively with any other such Contracts, that will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162, Section 280G or Section 404 of the Code or that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. Section 3.10(f) of the Disclosure Schedule lists all persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date of this Agreement.

(g) Tax Indemnity Agreements. Neither the Company nor any Subsidiary has: (i) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than such group the common parent of which is a Company), (ii) ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement (other than an agreement entered into in the ordinary course of business with customary terms the primary purpose of which does not relate to Tax (an “Ordinary Commercial Agreement”)) nor does the Company or any of its Subsidiaries owe any amount under such an agreement or arrangement, (iii) any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law (including any arrangement for group or consortium relief or similar arrangement)) as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement), or by operation of Law, (iv) incurred a dual consolidated loss within the meaning of Section 1503 of the Code. Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other arrangement that could reasonably be expected to be treated as a partnership for Tax purposes.

(h) FIRPTA. The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(i) International Tax. None of the Company’s non-U.S. Subsidiaries hold assets that constitute “United States property” within the meaning of Section 956 of the Code.

(j) No Other Jurisdictions for Filing Tax Returns. Neither the Company nor any Subsidiary is subject to income Tax in any country other than its country of organization by virtue of having a permanent establishment (as defined in any applicable tax treaty) or other fixed place of business in that country. Neither the Company nor any Subsidiary has received any written claim by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that the Company or a Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(k) Tax Rulings and Incentives. Neither the Company nor any Subsidiary has received a letter ruling from the IRS (or any comparable ruling from or agreement with any other Tax authority). Section 3.10(k) of the Disclosure Schedule describes the terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order with regard to the payment of Taxes applicable to the Company or any of its Subsidiaries, in each case that was granted by a Tax authority and is not generally available to Persons without specific application therefor (“Tax Incentive”). Copies of any documents relating to any such Tax Incentives have been Made Available to Parent. The Company and each Subsidiary are in compliance in all material respects with the terms and conditions of any such Tax Incentive, and, to the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(l) Tax Shelters; Listed Transactions. Neither the Company nor any Subsidiary has consummated or participated in, nor is the Company or any Subsidiary currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has ever participated in, nor is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or non-U.S.

(m) Section 83(b) Matters. The Company has delivered to Parent correct and complete copies of all election statements under Section 83(b) of the Code that the Company has received from any of its employees, non-employee directors, consultants or other service providers under Treasury Regulation Section 1.83-2(d). To the Company’s Knowledge, a valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock in connection with the performance of services if such shares were subject to a substantial risk of forfeiture.

(n) Withholding. Each of the Company and its Subsidiaries: (i) has complied in all material respects with all applicable Laws relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law); and (ii) has withheld from employee wages or consulting compensation and timely paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Laws, including federal and state income and employment Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, and relevant non-U.S. income and employment Tax withholding Laws.

(o) Post-Closing Taxes. Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (i) any change in method of accounting made prior to the Effective Time, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Tax Law); (ii) any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Law) executed prior to the Effective Time; (iii) any deferred intercompany gain or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of applicable Tax Law) arising from transactions occurring on or prior to the Effective Time; (iv) any installment sale or open transaction disposition made on or prior to the Effective Time; (v) any prepaid amount received on or prior to the Effective Time (other than a prepaid amount that does not exceed the Company’s or any Subsidiary’s net operating losses that are available for use as of the Closing Date); (vi) the application of Section 965 of the Code (or any similar provision of applicable Law ); or (vii) any election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Effective Time. The Company has not made an election under Section 965(h) of the Code (or any similar provision of applicable Law).

(p) Accounting. The Company uses the accrual method of accounting for Tax purposes.

(q) Section 409A Matters.

(i) Each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder (“Section 409A”) has been since January 1, 2015 maintained and operated in material compliance with Section 409A of the Code (or any state law equivalent) and the regulations and guidance thereunder. No compensation shall be includable in the gross income of any Employee as of any date on or prior to the Effective Time as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Effective Time. To the extent required, the Company and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code. There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively could require the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A. There is no Contract to which the Company or any Subsidiary is a party, including the provisions of this Agreement, which, individually or collectively, could reasonably be expected to give rise to a Parent, Company, Subsidiary Tax under Section 409A of the Code or that would reasonably be expected to give rise to an employee Tax and/or Company or Subsidiary reporting obligations under Section 409A of the Code.

(ii) No Company Option or other stock right (as defined in U.S. Treasury Department regulation 1.409A-1(l)) (i) has an exercise price that is less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A), or (iv) has ever been accounted for other than fully in accordance with GAAP in the Company’s audited financial statements provided to Parent.

(r) Tax Characterization of the Mergers. Neither the Company nor any of the Subsidiaries have taken any action, or have any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code.

(s) Nothing in this Section 3.10 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of the Company or any Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date, except as set forth in Section 3.10(o)(v), or (ii) any Tax position that Parent or its Affiliates (including the Surviving Company and its Subsidiaries) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

3.11 Real Property. Neither the Company nor any Subsidiary owns any real property or has ever owned any real property, nor is the Company or any Subsidiary party to any Contract to purchase or sell any real property. Section 3.11 of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any Subsidiary or otherwise used or occupied by the Company or any Subsidiary (the “Leased Real Property”). Section 3.11 of the Disclosure Schedule sets forth a list of all leases, lease guaranties, subleases, or other Contracts for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right, the aggregate annual rental payable thereunder and all amendments, terminations and modifications thereof (the “Lease Agreements”). The Company or any Subsidiary currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. Neither the Company nor any Subsidiary owes brokerage commissions or finders’ fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements or is party to any Contract or subject to any claim that may require the payment of any real estate brokerage commission. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases, subleases, licenses or other occupancy agreements for real property that are no longer in effect and has no continuing liability with respect to such terminated agreements. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the Company’s business. To the Company’s Knowledge, none of the Leased Real Property, including the improvements thereon, violate in any material respect any applicable Law relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

3.12 Tangible Property. The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (a) as reflected in the Current Balance Sheet, (b) Liens for Taxes (x) not yet due and payable or (y) being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP, and (c) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. The material items of equipment owned or leased by the Company or any Subsidiary (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.13 Intellectual Property.

(a) Company Products. Section 3.13(a) of the Disclosure Schedule contains a true, correct and complete list of all Company Products, by name and version number (if any), that are currently being distributed, offered, made available, used, or supported, or are currently under development and which the Company plans to make generally available within the next six (6) months.

(b) Section 3.13(b)(i) of the Disclosure Schedule contains a complete and accurate list of all Company Registered IP (including the jurisdiction in which each such item of Company Registered IP has been registered or filed, the registered owner or assignee of such item, and the applicable registration, application or serial number or similar identifier). Section 3.13(b)(ii) of the Disclosure Schedule contains any proceedings or actions (not including ordinary course prosecution proceedings or related office actions) before any Governmental Entity (including the USPTO or equivalent authority anywhere in the world) in which any of the Company IP is involved, including any proceedings or actions in which claims are raised relating to the validity, enforceability, scope, ownership, inventorship, derivation, or infringement of any of the Company IP. All necessary registration, maintenance and renewal fees in connection with Company Registered IP that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with Company Registered IP that are or will be due for filing on or before the Closing Date have been or will be timely filed with the relevant Governmental Entity in the U.S. and other applicable jurisdictions, as the case may be, for the purposes of prosecuting and maintaining such Company Registered IP. Except as may be identified on Section 3.13(b)(iii) there are no actions that must be taken by the Company or any Subsidiary within 120 days of the Closing Date, including the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, or preserving or renewing any Company Registered IP. Neither the Company nor any Subsidiary has claimed any special status, including “small business status,” in the application for or registration of any Registered IP.

(c) Ownership; Enforceability; Assignments. All Company IP is owned solely and exclusively by the Company, free and clear of any Liens. To the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to cause any item of Company Registered IP to be invalid or unenforceable. In each case in which the Company has acquired ownership of any Registered IP from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights therein or thereto (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental Entities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as applicable, in a timely manner. Other than as set forth on Section 3.13(c) of the Disclosure Schedule, no third party that has licensed or otherwise granted rights under any Technology or Intellectual Property Rights to the Company or any of its Subsidiaries has or has claimed ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries to such Technology or Intellectual Property Rights, other than claims to improvements that are not material to the business of the Company and its Subsidiaries as currently conducted. No third party that has licensed any Company IP from the Company or any of its Subsidiaries has ownership rights in or to improvements or derivative works thereof made by such third party. All rights in, to and under all Technology and Intellectual Property Rights created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly, validly, and irrevocably assigned to the Company. Except for the Open Source set forth in Section 3.13(m)(i) of the Disclosure Schedule, all of the software (including all Source Code thereof) that is incorporated into or comprises any portion of any Company Product constitutes Company IP.

(d) Transferability. All Company IP is fully transferable, alienable and licensable by the Company and, following Closing, will be fully transferable, alienable and licensable by the Company or Parent without restriction or payment of any kind and without approval of any third party, including any Governmental Entity.

(e) Transfer. Neither the Company nor any of its Subsidiaries has (i) transferred full or partial ownership of, or authorized the retention of joint ownership of, any material Intellectual Property Rights that are or were Company IP to any other Person, or (ii) permitted the Company’s or any of its Subsidiaries’ rights in any Intellectual Property Rights that are or were Company IP to lapse, be abandoned, or pass into the public domain, other than the abandonment of Company Registered IP made by the Company in its reasonable business judgment. Neither the Company nor any of its Subsidiaries has granted to any other Person any exclusive license of or exclusive right to use any material Company IP, or authorized retention by any other Person of any such exclusive license or rights.

(f) No Infringement. The operation of the business of the Company and its Subsidiaries as previously conducted and as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, provision, delivery, sale, support, making available, and licensing out of any past or current Company Product or any Company Product under development that are required to be disclosed under this Agreement in Section 3.13(a) of the Disclosure Schedule (i) has not infringed, misappropriated, or otherwise violated, does not infringe, misappropriate, or otherwise violate, and will not infringe, misappropriate, or otherwise violate when conducted by Parent or the Surviving Company or their Subsidiaries or Affiliates immediately following the Closing in substantially the same manner as currently conducted, any Intellectual Property Rights of any Person, or (ii) has not constituted and does not constitute unfair competition or trade practices under applicable laws of any jurisdiction. Other than as set out in Section 3.13(f) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice from any Person (A) claiming that any Company Product or Company IP infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor), (B) inviting the Company or any of its Subsidiaries to license the Intellectual Property Right of another Person, or (C) seeking indemnification from the Company or any of its Subsidiaries in connection with the infringement, misappropriation or violation of any Intellectual Property Rights.

(g) Third Party Infringement. Neither the Company nor any of its Subsidiaries has ever sent any letter or notice to any other Person claiming that such Person has or may have infringed, misappropriated or violated any Intellectual Property Right owned or purported to be owned by the Company or any of its Subsidiaries.

(h) Transaction. Neither the execution of this Agreement or the Related Agreements nor the consummation of the transactions contemplated by this Agreement or the Related Agreements (solely pursuant to and as a result of any Contracts to which the Company or any of its Subsidiaries is a party), will cause or result in any of Parent, the Company, the Surviving Company, or any of their respective Subsidiaries or affiliates (i) granting to any third party any right under or with respect to their respective Intellectual Property Rights; (ii) being bound by, or subject to, any non-compete, exclusivity provision, or other material restriction on the operation or scope of their respective businesses (excluding any non-compete or other material restriction that arises from any agreement to which the Company or one of its Subsidiaries is not a party); or (iii) being obligated to pay any royalties or other material amounts, or offer any discounts, to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(i) Protection of Trade Secrets. Each of the Company and its Subsidiaries has taken reasonable measures consistent with industry practices to protect its Confidential Information and trade secrets and the Confidential Information and trade secrets of any other Person that was provided or made available to the Company or any of its Subsidiaries. There has been no loss of, or any unauthorized access to or disclosure of, any material Confidential Information or trade secrets of the Company or its Subsidiaries.

(j) Proprietary Information Agreements. The Company and each of its Subsidiaries has always had and enforced a policy requiring each then-current Employee or Contractor of the Company or any of its Subsidiaries to execute a proprietary information, confidentiality and invention assignment Contract on one of the form(s) attached to Section 3.14(j) of the Disclosure Schedule, with no material deviations from such forms (each such executed Contract, a “Proprietary Information Agreement”). All current and former Employees (including the Company’s founders) and Contractors of the Company and its Subsidiaries who were at any time involved in the creation of Technology or Intellectual Property Rights for the Company or its Subsidiaries, or who had access to Confidential Information of or on behalf of the Company or its Subsidiaries, have executed a Proprietary Information Agreement. Copies of all such agreements with all current Employees, Contractors and the Founders have been Made Available to Parent. All such Persons have, to the fullest extent permitted under applicable Law, irrevocably assigned to the Company all their rights in the Company IP and (with respect to such Persons performing such services outside of the United States and in which Moral Rights apply) explicitly waived any and all Moral Rights with respect to the Company IP. To the Knowledge of the Company, no current or former Employee or Contractor of the Company or any or its Subsidiaries has developed any Technology or Intellectual Property Rights for the Company during a period of time during which such Person was also employed by or performing services for any Governmental Entity, a university, college, or other educational institution, or a research center. No current or former Employee or Contractor has excluded any Intellectual Property Right that was at any time used in or necessary for use in the business of the Company and its Subsidiaries from any assignment of, or agreement to assign, Intellectual Property Rights to the Company. No current or former Employee or Contractor has performed any services for the Company or any of its Subsidiaries in breach of such Employee’s or Contractor’s obligations to or agreements with any prior employer or other third party, including any breach of any duty of confidentiality or obligation to transfer Intellectual Property Rights.

(k) No Malicious Software. None of the Company Products currently being distributed, offered, made available, used, or supported contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, (ii) damaging or destroying any data or file without a customer’s specific consent, or (iii) sending information to the Company, a Company Subsidiary or any third party without a customer’s specific consent. None of the Company Products currently being distributed, offered, made available, used, or supported (i) is installed on a customer’s computer without their knowledge, (ii) records customer’s actions without their knowledge, (iii) employs a customer’s Internet connection without their knowledge to gather or transmit information on the customer or their behavior, or (iv) will load whenever a browser starts or share the browser’s memory context (all of the foregoing, collectively, “Malware”); provided, however, that no representation or warranty is made in this sentence with respect to any Malware that may be transmitted by the Company’s customers via Company Products, where any such Malware (i) is not and was not contained in or transmitted with the Company Products as made available by the Company or its Subsidiaries and (ii) could not have been detected and removed using reasonable efforts of the Company or its Subsidiaries. For the purposes of this paragraph, “without customer’s knowledge” includes but is not limited to (a) without explicitly informing the customer or (b) without being expected by a reasonable customer, even if the text of a license agreement, help file, or other user information file does explicitly inform such customer. For purposes of this Section 3.13(k), “customer” includes paid and unpaid customers and other users of such Company Products. The Company and each of its Subsidiaries have taken reasonable steps to protect the Company Products and the information technology systems used in connection with the operation of the Company and each of its Subsidiaries from Malware.

(l) No Order. No Company IP or Company Product is subject to any proceeding or outstanding decree, order, judgment, settlement Contract, forbearance to sue, consent, stipulation or similar obligation that restricts in any manner the use, transfer, making available, or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company IP.

(m) Open Source. Section 3.13(m) of the Disclosure Schedule contains a complete and accurate list of all Open Source used in any way by, linked to, incorporated into, or distributed with any Company IP or any Company Product currently being distributed, offered, made available, used, or supported and describes the applicable Open Source licenses and the manner in which such Open Source is or was used by, linked to, or incorporated into such Company Products and related Company IP, which description includes whether (and, if so, how) the Open Source has been modified and/or distributed by the Company and whether (and, if so, how) such Open Source was incorporated into and linked in any such Company Product or Company IP. Neither the Company, nor any of its Subsidiaries, nor any Person acting on any of their behalves, has used Open Source in a manner that prevents or purports to prevent Company from commercializing any Company Products or Company IP, or requires or purports to require any software included in any Company Products or Company IP to: (i) be made available or distributed in Source Code form; (ii) be licensed for the purpose of preparing derivative works; or (iii) be distributable or redistributable for little or no license fee. Each of the Company and its Subsidiaries has been at all times and is currently in full compliance with all applicable Open Source Licenses, including any and all Intellectual Property Rights notice and attribution requirements.

(n) Source Code. Neither the Company nor any of its Subsidiaries, nor any other Person acting on any of their behalves, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or agreed to or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code that is Company Technology, other than to Employees and Contractors bound by Proprietary Information Agreements, or to a third party conducting a scan of the Source Code on behalf of Parent in connection with the negotiation of this Agreement (the “Scan”). Other than the Scan, no Person other than an Employee or Contractor bound by a Proprietary Information Agreement has accessed or obtained any Source Code that is Company IP. Other than the Scan, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) would reasonably be expected to result in the disclosure or delivery of any Source Code that is Company IP to any Person (including escrow agents) other than an Employee or Contractor bound by a Proprietary Information Agreement. Without limiting the generality of the foregoing, neither the Company, nor any of its Subsidiaries, nor any Person acting on any of their behalves, has distributed any Company Technology under any Open Source License, or contributed any Company Technology to any Open Source project.

(o) Government Funding. No funding from any Governmental Entity, nor any facilities or resources of a university, college, other educational institution or research center or funding from governmental third parties was used in the development of any Company IP, and no Governmental Entity, university, college, other educational institution or research center, or other third party has any encumbrance on or any claim or right in or to any Company IP. There are no pending and outstanding grants, incentives and subsidies from any Governmental Entity, granted to the Company or any Company Subsidiary.

(p) Encryption and Other Restricted Technology. The business of the Company and its Subsidiaries as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under applicable Laws, and to conduct its business as currently conducted, neither the Company nor any of its Subsidiaries is or has been under any obligation to obtain any approvals from the U.S. Bureau of Industry and Security or any authorized body thereof pursuant to legislation regulating the development, commercialization or export of technology, all other than as set forth on Section 3.13(p)(i) of the Disclosure Schedule. Except as set forth on Section 3.13(p)(ii) of the Disclosure Schedule, the Company and its Subsidiaries have obtained all licenses and other approvals required for its current use, development, commercialization, imports and exports of products, software and technologies which may involve the use or engagement in encryption technology, or may involve any other technology whose development, commercialization, import or export is restricted or otherwise regulated under applicable U.S. or other applicable jurisdiction laws or regulations, and the Company and its Subsidiaries have at all times been in compliance, and are in compliance with, all such approvals and licenses listed on Section 3.13(p)(iii) of the Disclosure Schedule and all such approvals and licenses are in full force and effect. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals. The Company and each Company Subsidiary has developed and/or develops, used and/or uses and commercialized and/or commercializes the current Company Products and conducted and/or conducts its import and export transactions, including all downloads of Company’s software, all transfers of software code (in binary or source code forms), and all transfers of technology including to the Company’s third party developers, in accordance in all respects with applicable provisions of U.S. or any other applicable jurisdictions governing the use, development, import, export or other engagement in encryption technology and any other restricted technologies.

(q) Standards. Section 3.13(q) of the Disclosure Schedule lists all Standards Bodies in which Company or any of its Subsidiaries has participated or is participating, or is, or has been, a member. Neither the Company nor any of its Subsidiaries has made any submission or suggestion to, nor is subject to any Contract with, any Standards Body that would obligate the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, to grant licenses to or otherwise impair or limit control of any of their respective Intellectual Property Rights.

(r) Privacy. Section 3.13(r)(i) of the Disclosure Schedule describes each category of Private Information currently held, or currently being collected or processed by or for the Company or any of its Subsidiaries (including by any of their respective vendors or other processors or subprocessors) on or through the Company Products or otherwise in connection with the provision or operation of the Company Products. Subject to the fifth sentence of this Section 3.13(r) with respect to the GDPR (as defined below), the Company, each Subsidiary, the Company Products, and, to the Company’s Knowledge, all vendors, processors, subprocessors or other third parties acting on behalf of the Company or any Subsidiary or that otherwise have had access to Private Information collected or maintained by or for the Company or any Subsidiary comply, and have always complied, in all material respects, with all applicable Privacy Laws, including those relating to (i) the privacy of customers (free and paid) and users (and their respective users) of Company Products; and (ii) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information. The execution, delivery and performance of this Agreement, and the transfer of all Private Information maintained by or for the Company and its Subsidiaries to Parent or its Subsidiaries (including the Surviving Company) is and will be compliant in all material respects with all Privacy Laws. None of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Private Information made by the Company or any Subsidiary, has been materially inaccurate, misleading, or deceptive or in violation of any Privacy Laws (including containing any material omission). The Company and its Subsidiaries have established and are implementing such policies, programs, procedures, contracts, and systems in a manner that will bring them into compliance in all material respects with the European General Data Protection Regulation (“GDPR”) on or prior to May 25, 2018. Copies of all Company Privacy Policies (including all internal policies, procedures and practices bearing on data security or data privacy) that are or in the prior six (6) years were in effect, have been Made Available. Section 3.13(r)(ii) of the Disclosure Schedule accurately identifies (and the Company has Made Available) a true, correct, and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company, any of its Subsidiaries, or any of their representatives, in each case in the six (6)-year period prior to the date of this Agreement, regarding any actual, alleged or suspected violation of any Privacy Law by the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries, any of their respective customers or users (to the extent relating to a Company Product or any activities of any Person performing for the Company or any of its Subsidiaries) or any Company Product, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence. There is no, and for the six (6)-year period prior to the date of this Agreement, there has been no formal and to the Company’s Knowledge, informal, complaint to, or any audit, proceeding, investigation or Action, in each case, against or pertaining to the Company, any of its Subsidiaries, or any of their respective customers (in the case of customers, to the extent relating to any Company Product or the practices of the Company or any of its Subsidiaries or any Person performing for the Company or any of its Subsidiaries) by any private party, the Federal Trade Commission, any data protection authority or any other Governmental Entity, with respect to (i) the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information by or for the Company or any of its Subsidiaries or (ii) the security, confidentiality, availability, or integrity of information technology assets used by the Company or any of its Subsidiaries or any Private Information processed or maintained by or for the Company or any of its Subsidiaries.

(s) Security of Private Information. The Company and its Subsidiaries have at all times had reasonable and appropriate security measures in place designed to protect Private Information and other Confidential Information maintained or processed by or for the Company or its Subsidiaries against loss and against unauthorized access, use, modification, disclosure or other misuse, including a written information security program that includes appropriate controls (including monitoring, intrusion detection software and/or intrusion prevention software configured to detect unauthorized access) that have been regularly tested and reviewed. No unauthorized access to, or unauthorized use, modification, disclosure, or other misuse of, any data, including Private Information or other Confidential Information, maintained or processed by or for the Company or any of its Subsidiaries has occurred. The Company and each of its Subsidiaries have obtained written agreements from all contractors, consultants, vendors and sub-processors to which they have provided access to Private Information or other Confidential Information that bind, and have at all times bound, the contractor, consultant, vendor, processor or sub-processor to at least the same restrictions, obligations, and conditions that apply to the Company or such Subsidiary, as applicable, with respect to the collection, use, disclosure, maintenance and other processing of such information, and which at minimum bind, and have at all times bound, the contractor, consultant, vendor, processor or sub-processor to comply with all applicable Privacy Laws with respect to its processing of such information.

(t) Customer Information. The Company or one of its Subsidiaries (except as applicable for each customer with respect to such customer’s Customer Information) has the right to use all customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”) in the manner that the Company and its Subsidiaries use such Customer Information as of the date of this Agreement. To the Knowledge of the Company, no Person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to the use of the Company’s compilation of Customer Information.

(u) Bugs and Defects. The Company has Made Available to Parent a list of all bugs in the Company Products currently outstanding (as of the date of this Agreement) that materially and adversely affects the security, privacy or performance of such Company Products. The Company Products do not contain any bug, vulnerability, defect, or error that would reasonably be expected to result in material liability to the Company or its Subsidiaries, or following the consummation of the Mergers, to Parent.

(v) Systems. The computer, information technology and data processing systems, facilities and services used by the Company and its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or direct control of the Company and its Subsidiaries (collectively, “Systems”) , are in good working condition and reasonably sufficient for the existing and currently anticipated future needs of the Company and its Subsidiaries with respect to the Company Products set forth in Section 3.13(a) of the Disclosure Schedule, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. Except as set forth in Section 3.13(v) of the Disclosure Schedule, all Systems, other than software licensed to the Company or one of its Subsidiaries pursuant to a valid and enforceable Contract, are owned and operated by and are pursuant to the control of the Company or one of its Subsidiaries.

(w) Systems Security. The Company and its Subsidiaries have implemented and maintain reasonable disaster recovery, business continuity, intrusion detection and monitoring, incident response and security plans, procedures and facilities for its and their businesses and Systems and have at all times taken reasonable steps consistent with (or exceeding) industry standards designed to safeguard the availability, confidentiality, security and integrity of the Systems and the data and information stored thereon (including from infection by Contaminants and from unauthorized access). The Company and its Subsidiaries have at all times acted in material compliance with such plans and have tested such plans on a periodic basis, and such plans have proven generally effective upon testing. There have been no unauthorized intrusions or breaches of the security of the Systems or any other unauthorized access to or use of the Systems.

3.14 Material Contracts.

(a) Section 3.14(a) of the Disclosure Schedule identifies, in each subpart that corresponds to the subsection listed below, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets is or may become bound (the “Material Contracts”):

(i) that is with a Top Customer or Top Supplier;

(ii) pursuant to which the Company or any Subsidiary has been appointed a partner, reseller or distributor, and where such Contract remains in effect;

(iii) pursuant to which the Company or any Subsidiary has appointed another party as a partner, reseller, or distributor, and where such Contract remains in effect, other than Non-Scheduled Standard Form Contracts;

(iv) pursuant to which a third party’s product or service (including plugins or add-ins) is offered or made available in conjunction with or through any Company Product, and where such Contract remains in effect, other than Non-Scheduled Standard Form Contracts;

(v) pursuant to which the Company or any Subsidiary has provided or has committed to provide any Company Product, Company Technology, or Company IP to any third party on a most favored nation basis or similar preferential pricing terms;

(vi) pursuant to which the Company or any Subsidiary has provided or licensed, or has committed to provide or license, any Company Product, Company Technology, or Company IP to any third party on an exclusive basis;

(vii) imposing any restriction on the right or ability of the Company or any Subsidiary: (A) to engage in any business practices, (B) to compete with any other Person or to engage in any line of business, market or geographic area, or to sell, license, manufacture or otherwise distribute any of its Technology or products, or from providing services, to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market; (C) to solicit the employment of, or hire, any potential employees, consultants or independent contractors; (D) to acquire any product, property or other asset (tangible or intangible), or any services, from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (E) to develop or distribute any Technology;

(viii) pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries with respect to any Intellectual Property Rights, other than Non-Scheduled In-Licenses, and where such Contract remains in effect;

(ix) pursuant to which the Company or any of its Subsidiaries has granted or provided any third party any rights or licenses to any Company IP and/or Company Products (including rights to use, distribute or resell any Company Products) or has agreed to or is required to provide or perform any services related to any Company Product;

(x) pursuant to which the Company or any of its Subsidiaries is obligated to pay any royalties, fees or other payments to any Person with respect to the marketing, sale, distribution, licensing out or use of such Person’s Technology or Intellectual Property Rights, and where such Contract or obligation remains in effect;

(xi) providing for the development of any Technology or Intellectual Property Rights, independently or jointly, by or for the Company or any Subsidiary, other than Proprietary Information Agreements;

(xii) relating to (A) any facility where the computer equipment used to operate or provide Company Products is located or (B) the lease, license or rental of any such equipment (or the provision of related services) to the Company or any of its Subsidiaries;

(xiii) relating to the purchase, lease, license or rental of equipment in excess of $10,000 on a one-time or annual basis;

(xiv) that is a collectively bargained agreement, side letter or similar Contract, including any Contract with any union, works council or similar labor entity;

(xv) that is an Employee Agreement with a current employee, other than any at-will employment or services agreement providing no requirement for a termination notice period, severance or other post-termination benefits (other than benefits continuation coverage required by law);

(xvi) pursuant to which the Company continues to owe any change of control, retention, severance or termination pay or benefits (except for standard employee benefits generally made available to all employees) (in cash, equity or otherwise) to any employee;

(xvii) [Reserved];

(xviii) that is a Lease Agreement;

(xix) relating to capital expenditures and involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

(xx) relating to the settlement of any Action;

(xxi) any Contract for the disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(xxii) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise) by the Company;

(xxiii) pursuant to which the Company or any Subsidiary has agreed to transfer or sell rights in or with respect to any Intellectual Property Right that is or was material Company IP;

(xxiv) relating to any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Lien with respect to any asset of the Company or any Subsidiary;

(xxv) involving or incorporating any guaranty, pledge, performance or completion bond, indemnity or surety arrangement;

(xxvi) creating or relating to any partnership, joint venture, joint development, or any sharing of revenues, profits, losses, costs or liabilities;

(xxvii) relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Interested Party;

(xxviii) constituting or relating to any (A) prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Entity or any prime contractor or higher-tier subcontractor, or under which any Governmental Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest, or (B) quotation, bid or proposal submitted to any Governmental Entity or any proposed prime contractor or higher-tier subcontractor of any Governmental Entity;

(xxix) that is a hedging, futures, options (other than Contracts relating to the Company Options) or other derivative Contract;

(xxx) that is with any investment banker, broker, advisor or similar party, or accountant or legal counsel retained by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby;

(xxxi) that relates to membership or participation in, receipt of any license or benefit from, or contribution or license of any Intellectual Property Rights or Technology to, any Standards Body;

(xxxii) pursuant to which the Company or any Subsidiary has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person;

(xxxiii) pursuant to which the Company or any Subsidiary instructs or permits any Person to collect, maintain, transfer, or otherwise process Private Information for the Company or such Subsidiary;

(xxxiv) pursuant to which the Company or any Subsidiary is obligated to pay any commissions or other amounts following the termination of such Contract, except for Non-Scheduled Standard Form Contracts;

(xxxv) that is with a credit card processor or other payment processor; and

(xxxvi) that is with a Top Customer or a Top Supplier and has a term of more than sixty (60) days and that may not be terminated by the Company or any Subsidiary (without penalty) within sixty (60) days after the delivery of a termination notice by the Company or any Subsidiary.

(b) The Company has Made Available true, correct and complete copies of all written Material Contracts, including all amendments thereto. There are no non-written Material Contracts. Each Material Contract is valid and in full force and effect and is enforceable by the Company in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any Subsidiary has materially violated or breached, or committed any material default under, any Material Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any material default under, any such Material Contract. No event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any Subsidiary has received any notice or other communication (in writing or, to the Company’s Knowledge, otherwise) regarding any actual or possible material violation or breach of, or material default under, any Material Contract. Neither the Company nor any Subsidiary has waived any of its material rights under any Material Contract. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to the Company or any Subsidiary under any Material Contract or any other material term or provision of any Material Contract.

3.15 Employee Benefit Plans.

(a) Company Employee Plans.

(i) Section 3.15(a)(i) of the Disclosure Schedule contains an accurate and complete list of each material Company Employee Plan, except for option agreements, employment agreements (including separation agreements) or consulting agreements executed on a form substantially similar to the Company’s standard form of such agreement. No Person, other than an Employee or a current or former stockholder of the Company or any Subsidiary, is or was a participant or former participant in any Company Employee Plan. Neither the Company nor any Subsidiary has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(ii) Section 3.15(a)(ii) of the Disclosure Schedule sets forth a table setting forth the hiring date, title supervisor, annual salary or base wages, commissions, bonus (target, maximum and any amounts paid for the current year) and accrued but unpaid vacation balances of each current employee of the Company and each of its Subsidiaries as of the date of this Agreement, including with respect to any Employees on a leave of absence, the date the leave commenced, the reason for the leave and the expected date of return to work of such Employee. To the Knowledge of the Company, no employee listed on Section 3.15(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with any employment arrangements as may be provided for in this Agreement.

(iii) Section 3.15(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all natural Persons that have a consulting or advisory relationship with the Company or any Subsidiary and have compensation in excess of $50,000.

(b) Documents. The Company and each Subsidiary has Made Available (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules, audit reports or financial statements related thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all currently effective material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and plan loan documents (including schedules, exhibits and security agreements) with participants of a defined contribution plan of the Company, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in compensation, benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any Subsidiary, (vii) all non-routine, material correspondence to or from any governmental agency relating to any Company Employee Plan during the six years preceding this Agreement, (viii) all nondiscrimination test reports and summaries for each Company Employee Plan for the three most recent plan years, (ix) if applicable, all currently effective registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan, and (x) all IRS determination, opinion, notification and/or advisory letters issued and all applications and correspondence with the IRS and DOL with respect to such application or letter with respect to each Company Employee Plan, if applicable. To the Knowledge of the Company, there is no fact, condition, or circumstance since the date the documents were provided in accordance with (c) above, which would materially affect the information contained therein and, in particular, and without limiting the generality of the foregoing, no promises or commitments have been made to amend any Company Employee Plan or to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder. No verbal promises or representations have been made to any Employees to increase their compensation or to continue their employment for any specific duration.

(c) Employee Plan Compliance. The Company and each of its Subsidiaries has, in all material respects, performed all obligations required to be performed by them under, are not in material default or material violation of, and the Company and each of its Subsidiaries has no Knowledge of any material default or material violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in material accordance with its terms and in compliance with all applicable Laws and orders, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability (contingent or otherwise) of the Company or any ERISA Affiliate at the Effective Time.

(d) No Pension or Funded Welfare Plan, MEWA and Certain Other Company Employee Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or agreed to contribute to, or otherwise be part of any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) (ii) any multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA); (iii) any multiemployer plan (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (iv) any multiple employer plan or plan described in Section 413 of the Code; or (v) any self-funded plan that provides group health benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies), but excluding any Code Section 125, 127 or 129 plan.

(e) International Employee Plan. Each International Employee Plan has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. To the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Entities.

(f) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment employee welfare benefits to any person for any reason, except as may be required by COBRA, and neither the Company nor any Subsidiary has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with such benefits, except to the extent required by Law. Section 3.15(f) of the Disclosure Schedule accurately identifies each former Employee who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from the Company or otherwise) relating to such former Employee’s service with the Company.

(g) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(h) Health Care Compliance. The Company and each Subsidiary has materially complied with COBRA, CFRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Trade Act of 2002, the Newborns’ and Mothers’ Health Protection Act of 1996, Medicare Part D, the TAA Health Coverage Improvement Act of 2009, The American Recovery and Reinvestment Act of 2009, the Public Health Services Act, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, each as amended, and any similar provisions of state law, as applicable to its Employees.

3.16 Employment Matters.

(a) Compliance with Employment Laws. The Company and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company, threatened or reasonably anticipated against the Company or any of their Employees relating to any Employee. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity with respect to employment practices. The services provided by each of the Company’s current employees are terminable at the will of the Company and any such termination would result in no liability to the Company (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time). The Company has no material direct or indirect liability with respect to any misclassification of (a) any person as an independent contractor rather than as an employee or (b) any employee currently or formerly classified as exempt from overtime wages.

(b) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Subsidiary is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no Actions, labor disputes or grievances pending or, to the Knowledge of the Company threatened relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Law. Neither the Company nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, works council, union or similar Contract with respect to Employees and no such agreement is being negotiated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.

(c) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, employee or consultant of the Company or any Subsidiary is obligated under any Contract, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any Subsidiary or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Company’s business or any Subsidiary’s businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any of such officers, directors, employees, or consultants is now bound.

3.17 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (a) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of their respective properties, or (b) which is required for the operation of the Company’s or any Subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any Subsidiary, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets. The Company is in compliance in all material respects with the terms and conditions of the Company Authorizations.

3.18 Litigation. There is no Action pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their respective properties and assets (tangible or intangible) (including Company Products) or any of their respective officers or directors (in their capacities as such), including any Action alleging misappropriation, infringement, or other violation of the Intellectual Property Rights of any Person. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any Subsidiary to conduct their respective operations as presently or previously conducted, or issued or threatened any subpoenas or civil investigative demands against the Company or any of its Subsidiaries. There is no Action pending or , to the Knowledge of the Company , threatened, against any Person who has a contractual right or a right pursuant to the DGCL to indemnification from the Company or any of its Subsidiaries related to facts and circumstances existing prior to the Effective Time.

3.19 Insurance. Section 3.19 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, cybersecurity, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company does not have any

Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. None of the Company or any Subsidiary has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.20 Compliance with Laws.

(a) General. The Company and each Subsidiary has, since January 1, 2015, materially complied with, and is not in material violation of, any Law. Since January 1, 2015, neither the Company nor any Subsidiary has received any written notices of suspected, potential or actual violation with respect to, any Law. All Company Products comply in all material respects with applicable Laws.

(b) Export Control Laws. The Company and each Subsidiary conducts its export and re-export transactions in accordance in all material respects with all applicable import/export controls in countries in which the Company conducts business. Without limiting the foregoing, (i) the Company and each of its Subsidiaries has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”); (ii) the Company and each of its Subsidiaries is in material compliance with the terms of all applicable Export Approvals; and (iii) there are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals or export or re-export transactions.

(c) Anti-Corruption and Anti-Bribery Laws. The Company (including any of its officers or directors or, to the Knowledge of the Company, its agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action that would result in a violation by the Company of the applicable Anti-Corruption and Anti-Bribery Laws. Without limiting the generality of this representation, the Company (including any of its officers or directors or, to the Knowledge of the Company, its agents, distributors, employees or other Person associated with or acting on its behalf) has not, directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) authorized, offered, promised or made any unlawful payment to foreign or domestic Government Officials; (c) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment; (d) or otherwise taken any action which would cause it to be in violation of the Anti-Corruption and Anti-Bribery Laws. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations (whether internal or otherwise), violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Affiliates with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s (including any of its officers or directors or, to the Knowledge of the Company, its agents, distributors, employees or other Person associated with or acting on its behalf) activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures to ensure compliance with the Anti-Corruption and Anti-Bribery Laws.

(d) Environmental Laws. The Company and each of its Subsidiaries is and has been, in compliance in all material respects with all Environmental Laws. Since January 1, 2015, neither the Company nor any of its Subsidiaries has received any written notices of suspected, potential or actual violation with respect to, any Environmental Law. Neither the Company nor any of its Subsidiaries (or any other Person whose liability the Company or any of its Subsidiaries has assumed or otherwise provided an indemnity with respect to) has any material liabilities arising under any Environmental Law. The Company has Made Available to Parent copies of all material environmental reports, studies or assessments in the possession or control of the Company or any of its Subsidiaries relating to the operations or facilities of the Company or its Subsidiaries.

3.21 Top Customers and Suppliers.

(a) Section 3.21(a) of the Disclosure Schedule contains a true and correct list of the top 25 currently active customers, whether direct or wholesale, distributors or licensees of Company Products by revenues generated in connection with such customers for the calendar year ending December 31, 2017 (each such customer, a “Top Customer”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have any Knowledge, that any Top Customer (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is otherwise unable to purchase goods or services from the Company or any Subsidiary consistent with past custom and practice.

(b) Section 3.21(b) of the Disclosure Schedule contains a true and correct list of the top 25 currently active suppliers of the Company and its Subsidiaries, whether of products, services, Technology or otherwise, by dollar volume of sales and purchases, respectively, for the calendar year ending December 31, 2017 (each such supplier, a “Top Supplier”). Neither the Company nor its Subsidiaries have received written notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to cancel or otherwise materially and adversely modify its relationship with the Company or any Subsidiary (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is otherwise unable to supply goods or services to the Company or any Subsidiary consistent with past custom and practice.

3.22 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any other stockholder of the Company or any Subsidiary (nor any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”), has, directly or indirectly, (i) any interest in any Person which furnished or sold, or furnishes or sells, services, products or Intellectual Property Rights that the Company or any Subsidiary furnishes or sells, or (ii) any interest in any Person that purchases from or sells or furnishes to the Company or any Subsidiary, any goods or services, or (iii) any interest in, or is a party to, any Contract to which the Company or any Subsidiary is a party; other than employee offer letters, standard indemnification agreements, severance agreements, and agreements related to Company Options, all of which are on forms Made Available; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 3.22. To the Company’s Knowledge, there are no Contracts with regard to contribution or indemnification between or among any of the Stockholders. All transactions pursuant to which any Interested Party has purchased any services, products or Intellectual Property Rights from, or sold or furnished any services, products or Intellectual Property Rights to, the Company or any Subsidiary have been on an arms-length basis on terms no less favorable to the Company or any Subsidiary than would be available from an unaffiliated party.

3.23 Books and Records. The minute books of the Company and each of its Subsidiaries have been Made Available are complete and up-to-date. The minutes of the Company and each of its Subsidiaries contain materially complete records of all actions taken, and summaries of all meetings held, by the respective stockholders and the Board of Directors of the Company and each of its Subsidiaries (and any committees thereof). The Company and each of its Subsidiaries has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, and related work papers and other books and records (collectively, the “Books and Records”) that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and each of its Subsidiaries. The Company and each of its Subsidiaries has not engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the minute books and other Books and Records will be in the possession of the Company and its Subsidiaries.

3.24 Sanctions and Anti-Money Laundering. The Company, its users, and, to the Knowledge of the Company, its directors, officers and employees are not individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, OFAC’s Foreign Sanctions Evaders List, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce Denied Person’s List, the U.S. Department of Commerce’s Entity List, the U.S. Department of Commerce’s Unverified List, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or any similar list enforced by the United States federal government or (iii) located, organized or resident in a Designated Jurisdiction in violation of any Sanctions. To the Company’s Knowledge, the Company (i) has not been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”), or any Sanctions laws, (ii) is not under investigation by any Governmental Entity for possible violation of Anti-Money Laundering Laws or Sanctions, (iii) has not been assessed civil penalties under any Anti-Money Laundering Laws or any Sanctions, (iv) has not had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws or (v) has not filed any voluntary disclosures with any Governmental Entity regarding possible violations of Sanctions. The Company does not, directly or indirectly, (i) have any investment in, or engage in any dealing or transaction with, any person in violation of any applicable Sanctions or (ii) engage in any activity that could cause the Company to become the subject or target of Sanctions.

3.25 Transaction Expenses. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Parent or the First-Step Surviving Company incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

3.26 Banking Relationships. Section 3.26 of the Disclosure Schedule sets forth a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account, safe deposit box or other arrangement, the account numbers, account balances of the most recent account statements, and the names of all Persons authorized to draw on or who have access to such accounts, safe deposit boxes or other arrangements. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries

3.27 Information Statement. The information statement will not contain, at or prior to the Effective Time, any untrue statement of a material fact, and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading; provided, however, that no representation or warranty is made herein with respect to any information provided by Parent for inclusion in, or to be appended as an exhibit or other annex to, the information statement.

3.28 Representations Complete. None of the representations or warranties made by the Company (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Each of Parent and Merger Subs hereby represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Merger Sub II (a) is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, (b) is a disregarded entity for federal income Tax purposes and (c) will continue to be treated as a disregarded entity for federal income Tax purposes following the Closing and the Second Effective Time. Each of Parent, Merger Sub I and Merger Sub II is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership of its properties makes such qualification necessary, except for where such failures to be so qualified would not, individually or in the aggregate, reasonably be expected to delay or impair Parent’s, Merger Sub I’s or Merger Sub II’s abilities to consummate the Mergers. Parent owns beneficially and of record all outstanding capital stock of Merger Sub I and all outstanding membership interests of Merger Sub II, in each case free and clear of any Liens, and no other Person holds any capital stock of Merger Sub I or interests of Merger Sub II nor has any rights to acquire any interest in either Merger Sub. Each of the Merger Subs was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Each of the Merger Subs (i) has engaged in no business activities or operations and (ii) has conducted its operations only as contemplated by this Agreement.

4.2 Authority and Enforceability.

(a) Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Mergers. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and any Related Agreements to which it is a party and the consummation of the Mergers have been duly authorized by all necessary corporate and other action on the part of Parent and the Merger Subs.

(b) This Agreement and any Related Agreements to which Parent and/or Merger Sub I or Merger Sub II is a party have been duly executed and delivered by Parent, Merger Sub I and Merger Sub II and constitute the valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against Parent, Merger Sub I and Merger Sub II in accordance with their terms, subject to the Enforceability Limitations.

4.3 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Subs in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Subs are a party or the consummation of the Mergers and the other transactions contemplated hereby and thereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (b) the expiration or early termination of waiting periods under the HSR Act, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially impair Parent’s ability to consummate the Mergers.

4.4 SEC Reports and Financial Statements.

(a) A true and complete copy of each quarterly report and registration statement filed by Parent with the SEC since January 1, 2017 and prior to the date hereof (the “Parent SEC Documents”) is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Document.

(b) Except as set forth in any Parent SEC Document, the financial statements of Parent, including the notes thereto, included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

4.5 Tax Characterization of the Mergers. Neither Parent nor any of its Affiliates (including the Merger Subs) have taken any action, or have any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a)(1) of the Code.

4.6 Merger Consideration.

(a) Parent has access to sufficient capital resources to pay the cash portion of the Total Consideration.

(b) The Parent Class A Common Stock to be issued by Parent as part of the Merger Consideration, including the Escrow Shares, has been duly authorized, and upon the Effective Time, will be validly issued, fully paid and non-assessable.

ARTICLE V

CONDUCT OF COMPANY BUSINESS

5.1 Conduct of Company Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall use commercially reasonable efforts to conduct the business of Company and its Subsidiaries in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted, pay all income and other material Taxes of the Company and its Subsidiaries when due, pay or perform all obligations of the Company and its Subsidiaries when due, and, to the extent consistent with such business, preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries, preserve the assets (including intangible assets) and properties of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time.

5.2 Restrictions on Company Activities. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.2 of the Disclosure Schedule, the Company shall not (and shall ensure that no Subsidiary shall), without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed:

(a) cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options outstanding as of the date hereof and listed on Section 3.15(a)(i) of the Disclosure Schedule;

(c) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or equity-based awards (whether payable in cash, stock or otherwise) or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating any of them to issue or purchase any such shares or other convertible securities, except for: (1) the issuance of Company Capital Stock pursuant to the exercise of Company Options outstanding as of the date of this Agreement;

(d) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e) make or agree to make any capital expenditure or commitment exceeding $100,000 individually or $250,000 in the aggregate;

(f) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (ii) otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company’s businesses, other than in the ordinary course of business consistent with past practices;

(g) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof, other than in the ordinary course of business consistent with past practices;

(h) (i) sell, exclusively license or assign to any Person or enter into any Contract to sell, exclusively license or assign to any Person any rights to any Company IP; (ii) buy or exclusively license any Intellectual Property Right of any Person; (iii) enter into any Contract to license any Company IP to another Person or license from another Person the Intellectual Property Rights of such Person, other non-exclusive rights or licenses granted by the Company to customers of Company Products in the ordinary course of business consistent with past practice; (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement; (v) amend, modify, or extend any agreement for the license, sale, use, provision, or other distribution of Company Products or Company IP (other than amendments, extensions, or modifications entered into in the ordinary course of business consistent with past practice and that do not change pricing under such agreements); (vi) enter into any Contract with respect to the development of any Technology or Intellectual Property Rights on behalf of the Company or any Subsidiary with a third party (other than agreements with employees, contractors or other contributors in the form of the applicable Proprietary Information Agreement); (vii) change pricing or royalties charged by Persons who have licensed any Intellectual Property Rights to the Company or any of its Subsidiaries; or (viii) amend the license applicable to any Company IP such that the Company IP becomes subject to an Open Source license;

(i) incur any Indebtedness (other than the obligation to reimburse employees for travel and business expenses in the ordinary course of the Company’s business consistent with past practices), issue or sell any debt securities, create a Lien over any asset of the Company or any Subsidiary or amend the terms of any outstanding loan agreement;

(j) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person;

(k) commence or settle any Action or threat of any Action by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(l) pay, discharge, release, waive or satisfy any claims, rights or liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected on the Current Balance Sheet or incurred in the ordinary course of business after the Balance Sheet Date;

(m) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(n) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement in respect of Taxes, settle or compromise any material Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of the filing date for any Tax Return obtained in the ordinary course of business), make or request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than an Ordinary Commercial Agreement), amend any income or other material Tax Return or file any income or other material Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonable period of time prior to filing and the Company has considered in good faith all of Parent’s reasonable, timely-received comments to such Tax Returns;

(o) adopt, amend or terminate any Company Employee Plan, including any indemnification agreement or enter into or amend any Employee Agreement;

(p) increase or make any other change that would result in increased cost to the Company to the salary, wage rate, employment status, title or other compensation (including equity based compensation) payable or to become payable by the Company or any Subsidiary to any Employee;

(q) hire, terminate, demote or promote or offer to hire, or promote any employee or potential employee, or encourage any employee to resign from or terminate his relationship with the Company or any of its Subsidiaries, except that the Company shall be permitted, in the ordinary course of business consistent with past practice, to hire employees to fill non-executive positions that are open as of the date of this Agreement;

(r) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, equity or otherwise) of any severance payment or other change in control payment, termination payment, bonus, special remuneration or other additional salary or compensation (including equity based compensation) to any Employee;

(s) take any action to accelerate or otherwise modify the terms of any of the outstanding Company Options;

(t) send any written communications (including electronic communications) to Employees regarding this Agreement or the transactions contemplated hereby or make any representations or issue any communications to Employees that are inconsistent with this Agreement or the transactions contemplated thereby, (including any representations regarding continued employment or offers of employment from Parent), except that the Company shall be permitted to send individual written communications (including electronic communications) to Employees in response to questions regarding this Agreement or the transactions contemplated hereby that are consistent with any written communications (including electronic communications) previously approved by Parent;

(u) amend any Company Privacy Policy, publish any new Company Privacy Policy, or announce any such amendment or publication;

(v) cancel, amend (other than in connection with the addition of customers and suppliers to such insurance policies from time to time in the ordinary course of business consistent with past practices) or fail to renew (on substantially similar terms) any insurance policy of the Company or any Subsidiary;

(w) (i) terminate, amend, waive, or modify in any material manner (except in favor of the Company) relative to such Material Contract or the Company’s or any Subsidiary’s businesses or operations, or violate, the terms of any Material Contract, or (ii) enter into any Contract that would have constituted a Material Contract had such Contract been entered into prior to the date of this Agreement (other than contracts listed under subsections (iv), (viii), (ix), (xiii), (xv), (xix), and (xxxiii) of Section 3.14(a) that are entered in the ordinary course of business);

(x) enter into any Contract to purchase or sell any interest in real property or grant any security interest in any real property;

(y) accelerate or delay the collection of accounts receivables, or the payment of accounts payables, or otherwise alter the management of working capital, in each case outside the ordinary course of business consistent with past practices;

(z) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

(aa) take, commit, or agree in writing or otherwise to take, any of the actions described any of the foregoing clauses of this Section 5.2, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

ARTICLE VI

COMPANY NON-SOLICITATION AGREEMENT

6.1 Termination of Discussions. The Company shall immediately cease and cause to be terminated any such negotiations and discussions with third parties (other than Parent) regarding (i) any acquisition of all or any material portion of the business, properties, assets or technologies of the Company or any of its Subsidiaries, or any amount of Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or otherwise (other than the sale of products and services in the ordinary course of business consistent with past practice or the licensing of intellectual property in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business), including any new financing, investment round or recapitalization of the Company, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii) being referred to herein as an “Alternative Transaction”).

6.2 No Solicitation. Commencing on the date of this Agreement and continuing at all times until the earlier to occur of the Effective Time and the valid termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit any of its Affiliates, directors, officers, employees, stockholders, agents or other representatives (“Representatives”) to), directly or indirectly:

(a) solicit, initiate, seek, knowingly encourage, promote or support, any inquiry, proposal or offer from, furnish any non-public information regarding the Company or any of its Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transactions;

(b) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or

(c) enter into any Contract with any person providing for an Alternative Transaction.

6.3 Notice of Alternative Transaction Proposals. In the event that the Company or any of its Representatives shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any inquiry offer, proposal or indication of interest regarding a potential Alternative Transaction, the Company or such Affiliate or Representative shall immediately notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request.

6.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Article VI were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Article VI subject to and in accordance with the provisions of Article XI. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any Representative of the Company shall be deemed to be a breach of this Agreement by the Company.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Stockholder Approvals.

(a) Requisite Stockholder Approval. Immediately following the execution of this Agreement, the Company shall solicit written consent from all of its Stockholders in the form attached hereto as Exhibit E (the “Stockholder Written Consent”). The Company shall promptly deliver to Parent a copy of each executed Stockholder Written Consent upon receipt thereof from any Stockholder pursuant to such solicitation. Within six hours after the execution of this Agreement, the Company will deliver to Parent Stockholder Written Consents from Stockholders pursuant to the preceding solicitation that are sufficient to fully and irrevocably deliver the Requisite Stockholder Approval. Upon receipt of the Requisite Stockholder Approval, the Company shall promptly deliver notice to each Stockholder whose consent was not obtained prior to the Company’s receipt of the Requisite Stockholder Approval, which notice shall include the notice to stockholders required by Section 262 of the DGCL and/or Chapter 13 of the CCC of the approval of the First Merger and that appraisal rights are available. The Board of Directors of the Company shall not alter, modify, change or revoke its approval of this Agreement, the First Merger and the other transactions contemplated hereby, nor its recommendation to the Stockholders to vote in favor of adoption of this Agreement and approval of the First Merger and the other transactions contemplated hereby.

(b) 280G Approvals. The Company promptly following the date hereof shall submit to the Stockholders for approval (in a form and manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Potential Parachute Payments, such that such Potential Parachute Payments shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (i) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any Potential Parachute Payments that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such Potential Parachute Payments shall not be made or provided, pursuant to a 280G waiver, each in the form attached hereto as Exhibit F (the “280G Waiver”), entered into by each Person who otherwise might receive any Potential Parachute Payments that waived any right or entitlement to such Potential Parachute Payments so that such payment and benefits do not constitute “parachute payments” under Section 280G of the Code.

7.2 Governmental Approvals.

(a) In furtherance and not in limitation of the terms of Section 7.4, each of the Company, any of its Subsidiaries and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, that may be reasonably required, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Laws, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in reasonable compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 7.2(a), each of the Company and Parent shall, as soon as practicable but in any event within ten (10) Business Days of the execution of the Agreement, make any initial filings required under the HSR Act in connection with the Mergers and the other transactions contemplated by this Agreement. To the extent permitted by applicable Laws, the parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act, it being understood that the Company will not, nor will it permit any Representatives of the Company to make any material communications with, or proposals relating to, or enter into, any material understanding, undertaking or agreement with, any Governmental Entity relating to the Mergers without Parent’s prior review and approval. Each of the Company and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under any HSR Act with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Parent nor Merger Subs shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with obtaining the authorization, approval or consent of any Governmental Entity in connection with the transactions contemplated by this Agreement, and neither Parent nor any Affiliate of Parent shall be required to agree to (and the Company shall not agree to and shall not offer to agree to) any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, the Company or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(d) Parent shall, in consultation with the Company and subject to Sections 7.2(b) and 7.2(c), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Entity as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust Law which would bind the Company or its Subsidiaries irrespective of whether the Mergers occur.

7.3 Third Party Contracts.

(a) Notices and Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any third parties to any Contract (including all of the Contracts set forth in Section 3.4 of the Disclosure Schedule) as are required thereunder in connection with the Mergers in order for such Contract to remain in full force and effect following the Mergers. Such consents, modifications, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Mergers do not close for any reason, neither Parent nor Merger Subs shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, modifications, waivers and approvals.

(b) Terminated Agreements. The Company shall use its reasonable best efforts to terminate each of the agreements listed on Schedule 7.3(b) (the “Terminated Agreements”) effective as of and contingent upon the Closing, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect immediately following the Closing. The form and substance of each termination letter and agreement shall be subject to prior review and approval by Parent. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise). The Company shall be responsible for making any payments required to terminate the Terminated Agreements and shall reflect such payment or other consideration incurred by the Company as of the Closing Date or anticipated to be incurred or payable after the Closing in the Statement of Expenses. In the event the Mergers do not close for any reason, neither Parent nor Merger Subs shall have any liability to the Company, the Stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such terminations or amendments.

7.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement (including Sections 7.2 and 7.3(a)), each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the First Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the First Merger set forth in Article VII, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the First Merger and the other transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, the Company shall be solely obligated, and Parent shall have no obligation, to make any payments or perform any obligation described in Section 7.8(a)(iv).

7.5 Tax Matters.

(a) Transfer Taxes. All Transfer Taxes shall be borne by the Indemnifying Parties. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Entity each such Tax Return and shall timely pay to the relevant Governmental Entity all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 7.5(a)). If required by applicable Law, Parent, the First-Step Surviving Company or the Surviving Company, as the case may be, will and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Parent, Parent’s Affiliates (including the First-Step Surviving Company and the Surviving Company) and the Indemnifying Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes.

(b) Tax Returns.

(i) Parent, at its expense, shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and each Subsidiary that are first required to be filed after the Closing Date, and shall timely remit, or cause to be timely remitted, to the appropriate Governmental Entity all Taxes reflected on such Tax Returns, subject to Parent’s right to indemnification pursuant to Section 9.2(a). To the extent such Tax Returns relate to any Pre-Closing Tax Period, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company and its Subsidiaries in all material respects, except to the extent necessary to comply with applicable Law.

Parent shall deliver or cause to be delivered drafts of all income or other material Tax Returns that show any Taxes that would reasonably be expected to give rise to a $100,000 or greater liability of the Indemnifying Parties under Section 9.2 to the Stockholder Representative for its review and comment at least thirty (30) days prior to the due date of any such Tax Return. Parent shall consider in good faith all of the Stockholder Representative’s reasonable comments to such Tax Returns.

(ii) Parent, the Surviving Company and its Subsidiaries will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 7.5(b)(i), file or amend any Tax Returns of the Company or its Subsidiaries with respect to any Pre-Closing Tax Period, (ii) with respect to Tax Returns prepared and filed in accordance with Section 7.5(b)(i), after the date such Tax Returns are filed pursuant to Section 7.5(b)(i), amend any such Tax Return, (iii) make or change any Tax election or change any method of accounting that has retroactive effect to any Tax Return of the Company or its Subsidiaries for a Pre-Closing Tax Period, or (iv) agree to extend or waive the statute of limitations with respect Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period, other than as requested by a Tax authority in connection with an ongoing audit, in each such case except (A) with the prior written consent of the Stockholder Representative (which will not be unreasonably withheld, delayed, or conditioned), (B) if such action would not reasonably be expected to form the basis for a claim of indemnification pursuant to this Agreement or (C) solely with respect to the actions described in clauses (i) or (ii), if required by applicable Law (provided, however, Parent shall consult in good faith with the Stockholder Representative as to the requirements of applicable Law prior to taking any such action). Parent, the Surviving Company and its Subsidiaries will not (and will not permit their respective Affiliates to) enter into any voluntary disclosure (or otherwise initiate discussions or examinations with a Governmental Entity) with respect to any Taxes or Tax Returns of the Company or its Subsidiaries for a Pre-Closing Tax Period without first consulting the Stockholder Representative in good faith.

(c) Tax Controversies.

(i) Parent shall deliver a written notice to the Stockholder Representative promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of any of the Company or its Subsidiaries for which the Indemnifying Parties may have an indemnification obligation pursuant to this Agreement (a “Tax Claim”) and shall describe in reasonable detail and to the Knowledge of Parent the facts constituting the basis for such Tax Claim, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any (the “Tax Claim Notice”), provided, however, that the failure or delay to so notify the Stockholder Representative shall not relieve the Indemnifying Parties of any claim of indemnification pursuant to this Agreement, except to the extent that the Indemnifying Parties are prejudiced thereby.

(ii) Parent shall control all Tax Claims; provided, that (x) Parent shall keep the Stockholder Representative reasonably informed of all material developments and events relating to such Tax Claim, (y) the Stockholder Representative shall have the right to participate in (but not control) at the expense of the Indemnifying Parties the defense of such Tax Claim (including participating in any discussions with the applicable Governmental Entity regarding such Tax Claims), and (z) if the Stockholder Representative does not consent to a settlement or compromise of a Tax claim, such consent not to be unreasonably withheld, conditioned or delayed, such settlement or compromise shall not be determinative of the amount of any Losses.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Claims shall be governed exclusively by this Section 7.5.

(d) Income Tax Matters. Pre-Closing Taxes and the Tax assets and Tax liabilities included in Current Assets and Current Liabilities, respectively, shall be calculated in accordance with the following assumptions (whether or not the Tax Returns described in Section 7.5(b) are in fact prepared in accordance with these assumptions):

(i) The taxable year of each of the Company and its Subsidiaries ends as of the end of the day on the Closing Date;

(ii) No election under Section 338 of the Code (or any comparable applicable provision of state, local or non-U.S. Tax Law) is made with respect to the acquisition of the stock of the Company or its Subsidiaries pursuant to this Agreement;

(iii) No Taxes are incurred by any of the Company or its Subsidiaries on the Closing Date after the Closing outside the ordinary course of business (other than as explicitly contemplated by this Agreement);

(iv) The Company does not make an election under Section 965(n) of the Code;

(v) The Company makes a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any Third Party Expenses that are “success based fees” as defined in Treasury Regulations Section 1.263(a)-5(f);

(vi) All Transaction Deductions are deducted on Tax Returns for the taxable period that ends (or is deemed to end) as of the end of the day on the Closing Date to the extent permitted by applicable Law; and

(vii) To the extent permitted by Law, any net operating losses of the Company or its Subsidiaries arising in taxable periods ending (or deemed to end) on or prior to the Closing Date are applied against income arising in Pre-Closing Tax Periods (including, if permitted by applicable Law, pursuant to a carryback).

(e) Parent, the Surviving Company, any Affiliate of the foregoing, the Indemnifying Parties and the Stockholder Representative intend for all applicable Tax purposes that:

(i) The Representative Expense Amount shall be treated as having been received and voluntarily set aside by the Indemnifying Parties on the Closing Date, and no Tax withholding or reporting shall be required in connection with the subsequent distribution of any portion of the Representative Expense Amount to the Indemnifying Parties.

(ii) Except for amounts described in Section 7.5(e)(iii) below, the entirety of the Total Consideration (as finally determined pursuant to Section 1.4, including the Escrow Amounts and any amounts subject to the Founder Consideration Holdback Agreement) shall be allocated to Company Capital Stock and Company Warrants, as applicable, and none shall be allocated to the Key Employee Employment Agreements, Non-Competition and Non-Solicitation Agreements or otherwise treated as compensation.

(iii) Any payments made in respect of Company Options pursuant to this Agreement shall be treated as compensation paid by the Company as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Representative Expense Amount, and when released to such holder of Company Options from the Escrow Fund, as applicable).

(iv) No party shall take any action or filing position inconsistent with the Tax treatment agreed to in this Section 7.5(e), unless otherwise required by a change in Law or by a Tax authority in connection with the good faith resolution of an ongoing audit.

(f) Cooperation. Parent and the Stockholder Representative, on behalf of the Indemnifying Parties, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Tax Returns of or with respect to the Company, any Subsidiary or their respective operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company, any Subsidiary or their respective operations (a “Tax Contest”). Such cooperation shall include retaining and providing records and information that are reasonably relevant to any such Tax Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(g) Tax Sharing Agreements. In Parent’s sole discretion, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy (other than an Ordinary Commercial Agreement) to which the Company or any Subsidiary is a party or by which it is bound shall be terminated as of the Closing Date, and none of the Company or any Subsidiary shall have any liability or obligation pursuant thereto.

7.6 Employee Matters.

(a) Offers of Employment to Non-Transitional Continuing Employees. Parent shall offer employment to each employee of the Company, effective as of the Effective Time, other than Designated Non-Continuing Employees, any employees who have received a notice of termination, and Transitional Employees, and each such employee who continues employment with Parent or any Affiliate thereof after the Closing will be a “Non-Transitional Continuing Employee.” During the period beginning as of the Effective Time and ending on no earlier than the first (1st) anniversary of the Effective Time (the “Benefit Period”), Parent shall provide each Non-Transitional Continuing Employee with at least the same level of base wages or base salary, as applicable, and employee benefits (which, for the avoidance of doubt, shall not include cash incentive compensation and equity compensation) that are at least the same as those provided to similarly situated employees of Parent.

(b) Benefits Provided to Non-Transitional Continuing Employees. Parent shall, and shall cause its Affiliates to, grant all Non-Transitional Continuing Employees credit for any service to the Company and its Affiliates earned prior to the Closing for purposes of eligibility, vesting and determination of the level of benefits, vacation or paid time off accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement in which a Non-Transitional Continuing Employee participates that may be established or maintained by Parent or its Affiliates on or after the Closing (the “New Plans”), as applicable; provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. In addition, Parent shall, and shall cause its Affiliates to, cause (i) to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Non-Transitional Continuing Employee under any Company benefit plan as of the Closing and (ii) any deductible, coinsurance and covered out-of-pocket expenses paid on or before the Closing by any Non-Transitional Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing under any applicable New Plan in the same plan year in which the Closing occurs.

(c) Proprietary Information and Inventions Assignment Agreements. Prior to the Closing, the Company shall use its reasonable best efforts to cause each current Employee or Contractor of the Company and its Subsidiaries to have entered into and executed, and each Person who becomes an Employee or Contractor of the Company or any Subsidiary after the date of this Agreement and prior to the Closing shall be required by the Company to enter into and execute, a Proprietary Information Agreement with the Company or the applicable Subsidiary effective as of such Employee’s or Contractor’s first date of employment or service.

(d) Termination of Employee Plans. Prior to the Closing, the Company shall take all action necessary to terminate the Plan and any and all other Company Employee Plans (other than the Company Employee Plans described in the following sentence) that Parent requests to be terminated, such termination to be effective at or before the Effective Time, unless Parent provides prior written notice to the Company that any such Company Employee Plan shall not be terminated. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include group severance pay or benefits or any Code Section 401(k) arrangement (each, a “401(k) Plan”) unless Parent provides prior written notice to the Company that any such 401(k) Plan shall not be terminated. The Company shall provide Parent with evidence that each Company Employee Plan required to be terminated pursuant to this Section 7.6(d) has been terminated pursuant to resolutions of the board of directors (or similar body) of the Company, as the case may be. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating any such Company Employee Plan as Parent may require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges and/or fees shall be included in Third Party Expenses and shall be the responsibility of the Company, and the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in the Statement of Expenses.

(e) Payment of Accrued Employee Amounts. Prior to the Closing, the Company shall (i) pay out all vacation, and/or paid time off that has been accrued but unused by any Employee, as well as all accrued wages, pro-rated bonuses and other accrued but unpaid benefits of any Employee as of the Closing Date (collectively, the “Accrued Employee Amounts”) and (ii) use its reasonable best efforts to obtain an acknowledgement, from each holder of a Company Option that is an Employee, that all such Accrued Employee Amounts have been paid to such Employee (an “Accrued Employee Amount Payment Acknowledgement”).

(f) New Employment Arrangements. Prior to the Closing, Parent may extend an offer of employment to certain Other Employees in Parent’s customary form (an “Offer Letter”) to become an employee of Parent effective upon the Closing, on such terms and conditions reasonably acceptable to Parent.

(g) Transitional Services Agreement. Prior to the Closing, Parent shall enter into a transitional services agreement with each of the Employees listed in Schedule 7.6(g) (each, a “Transitional Employee”), to be effective upon the Closing, on such terms and conditions reasonably acceptable to Parent.

(h) Severance for Designated Non-Continuing Employees. Prior to the Closing, the Company shall terminate the employment of each individual who is a Designated Non-Continuing Employee, effective as of no later than immediately prior to the Closing. Prior to the Closing, the Company shall accrue or pay all severance pay or benefits (including but not limited to cash and any acceleration of vesting) to each such Designated Non-Continuing Employee in exchange for a release of claims (which is reasonably satisfactory to Parent) from each Designated Non-Continuing Employee.

(i) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Stockholder, Key Employee, Non-Transitional Continuing Employee, Transitional Employee, Other Employee, consultant, contractor or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, Non-Transitional Continuing Employee, Key Employee, Transitional Employee, Other Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions of this Agreement will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of the Plan or any other employee related plan, program or policy of the Company or any Subsidiary.

7.7 Payoff Letters and Release of Liens.

(a) Payoff Letters. Prior to the Closing Date, the Company shall obtain from each creditor of the Company or any Subsidiary, and deliver to Parent, an executed payoff letter, in form and substance reasonably acceptable to Parent, setting forth: (i) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) upon payment of such amounts, a release of the Company and its Subsidiaries; and (iii) the commitment of the creditor to release all Liens, if any, that the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”).

(b) Release of Liens. Prior to the Closing, the Company shall file all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens, including those Liens set forth in Schedule 7.7(b).

7.8 Third Party Expenses.

(a) Whether or not the First Merger is consummated, except as otherwise expressly provided herein, each party shall be responsible for its own expenses and costs that it incurs (and whether paid prior to, at or after the Effective Time) with respect to the negotiation, execution, delivery and performance of this Agreement. Without limiting or expanding the foregoing, the Company shall be responsible for all fees and expenses incurred by or on behalf of the Company or any Subsidiary (and whether paid prior to, at or after the Effective Time) in connection with this Agreement, the First Merger and the other transactions contemplated hereby, including: (i) all legal, accounting, financial advisory, consulting, finders and all other fees and expenses of third parties incurred by the Company or any Subsidiary in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including costs incurred in connection with the purchase of the Tail Policy; (ii) any termination, pre-payment, balloon or similar fees or payments (including penalties) of the Company or any Subsidiary on account of outstanding Indebtedness of the Company or any Subsidiary, or resulting from the early termination of Contracts, resulting from, or in connection with, the transactions contemplated hereby (it being understood that this clause (ii) shall not include any amounts included in Closing Indebtedness); (iii) any bonus, commission, or other incentive compensation payment or other obligation of any kind payable or owed by the Company to service providers of the Company arising out of or in connection with the transaction and any severance (including such severance costs incurred pursuant to Section 7.6(h)) or change-in-control payments or other obligations (including payments with either “single-trigger” or “double-trigger” provisions) of the Company or any Subsidiary to Employees resulting from, or in connection with, the transactions contemplated hereby, including any payments made pursuant to Section 7.6(f); (iv) any Transaction Payroll Taxes associated with amounts paid on or about the Closing Date; and (v) any payments in connection with any change in control obligations resulting from or in connection with the Mergers or any of the transactions contemplated by this Agreement, or any payment or consideration (including, without limitation, the payment of a consent fee, “profit sharing” payment or other consideration (including increased rent payments), or the provision of additional security (including a guaranty) in connection with notices or consents required in connection with Lease Agreements) arising under or in relation to obtaining any consents, waivers or approvals of any party under any Contract of the Company or any Subsidiary as are required in connection with the Mergers for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, all of which shall be subject to Parent’s approval (clauses (i) – (v), collectively, the “Third Party Expenses”). For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses, and Third Party Expenses shall not include Taxes (other than Transaction Payroll Taxes associated with amounts paid on or about the Closing Date).

(b) At least four (4) Business Days prior to the Closing, the Company shall provide Parent with a statement, in a form reasonably satisfactory to Parent, setting forth all paid and Unpaid Third Party Expenses incurred by or on behalf of the Company or any Subsidiary as of the Closing Date, or anticipated to be incurred or payable by or on behalf of the Company or any Subsidiary after the Closing (the “Statement of Expenses”). The Company shall deliver, from each vendor or other payee on the Statement of Expenses, an invoice or statement setting forth the amounts required to pay off in full on the Closing Date, the Third Party Expenses owing to such vendor or other payee and wire transfer information for such payment. The Company shall take all necessary action to ensure that Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent. No Subsidiary shall incur any Third Party Expenses.

7.9 Securities Law Compliance. The Company shall use its reasonable best efforts to cause each Stockholder to deliver all documentation, in form and substance reasonably acceptable to Parent, necessary to determine whether or not such Stockholder is an Accredited Investor, including the accredited investor questionnaire attached to Exhibit I (collectively, the “Investor Suitability Documentation”). Notwithstanding the delivery of any Investor Suitability Documentation to Parent prior to the Closing, any Stockholder may, in the reasonable discretion of Parent, be deemed an “Unaccredited Investor” for purposes of this Agreement.

7.10 Securities Law Exemption; Transfer Restrictions; Stop-Transfer Instructions, Legends.

(a) The Company and Parent shall use their reasonable best efforts to cause the issuance of all shares of Parent Class A Common Stock contemplated by this Agreement in connection with the Mergers to validly qualify for an exemption from the registration and prospectus delivery requirements of the Securities Act and the equivalent state “blue sky” laws.

(b) The shares of Parent Class A Common Stock constitute “restricted securities” under the Securities Act, and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall be subject to compliance with applicable state securities laws. A Stockholder that receives shares of Parent Class A Common Stock may, (i) if it is a partnership, transfer the shares of Parent Class A Common Stock for no consideration to its partners (provided that each was a partner at the Effective Time) in accordance with such partnership interests, or (ii) if it is a limited liability company, transfer the shares of Parent Class A Common Stock for no consideration to its members in accordance with their interest in the limited liability company (provided that each was a member at the

Effective Time); provided that in each case (x) such transferring Stockholder shall give Parent written notice prior to the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Agreement are being transferred; and (y) such transferee shall agree in writing, in form and substance reasonably satisfactory to Parent, to be bound by the restrictions on transfer set forth in this Agreement.

(c) To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent. Parent shall not be required (a) to transfer on its books any shares of Parent Class A Common Stock that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such shares of Parent Class A Common Stock, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares of Parent Class A Common Stock has been purportedly so transferred.

(d) Each book-entry security entitlement representing any shares of Parent Class A Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Stockholder in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law, Parent’s certificate of incorporation, Parent’s bylaws or any other agreement to which such Stockholder is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

7.11 Access to Information. At all times prior to the Effective Time the Company shall afford Parent and its Representatives reasonable access during normal business hours to (i) all of the assets, properties, Books and Records and Contracts of the Company and its Subsidiaries, including all Company IP, (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other Representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation conducted pursuant to this Section 7.11 or otherwise shall affect or be deemed to qualify, limit, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Parent or any Indemnified Party under or arising out of a breach of this Agreement.

7.12 Insurance.

(a) During the period beginning at the Effective Time and ending six years after the Effective Time, Parent shall, and shall ensure that each of the First-Step Surviving Company and the Surviving Company, fulfills and honors the obligations of the Company to the Company’s present and former directors and officers (the “Indemnified D&Os”) pursuant to the terms of the Company’s Certificate of Incorporation, the Company’s Bylaws and any other agreement between the Company and Indemnified D&Os, in each case as in effect on date this Agreement is executed (the “Existing Indemnity Obligations”); provided, however, that all rights to indemnification in respect of any claims asserted or made within such six-year period shall continue until the disposition of such claim.

(b) The Company shall purchase prior to the Closing a fully prepaid “tail” or “runoff” insurance policy, which (i) has an effective term of six years from the Closing, (ii) covers the current and former directors and officers of the Company during the six-year period immediately following the Closing with respect matters occurring at or prior to the Closing and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Tail Policy”). Parent, Merger Subs, the First-Step Surviving Company, and the Surviving Company shall maintain such Tail Policy in full force and effect for the term of such policy.

7.13 Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any of the conditions to the obligations of Parent to consummate the Mergers set forth in Section 2.2(b)(i) or (ii) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.13 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 7.13, however, shall affect or be deemed to qualify, limit, modify, amend or supplement any representation or warranty contained herein or in the Disclosure Schedule for purposes of indemnification, the conditions to the obligations of the parties to consummate the Mergers in accordance with the terms and provisions of this Agreement, or the rights of Parent or any Indemnified Party under or arising out of a breach of this Agreement. Any unintentional breach of this Section 7.13 shall be deemed a breach of the underlying representation of warranty and not, for the avoidance of doubt, a breach of this Section 7.13.

7.14 Remediation Plan. The Company shall implement the remediation plan set forth on Schedule 7.14 (the “Remediation Plan”).

7.15 Self-Disclosure. The Company shall submit an initial Voluntary Self Disclosure to OFAC and any other applicable agencies regarding its potential non-compliance with U.S export control and economic sanctions laws, and shall comply with any reasonable requests from OFAC or other appropriate agency including for additional or supplemental information during the period the voluntary self-disclosure is pending with OFAC or other agency.

ARTICLE VIII

PRE-CLOSING TERMINATION OF AGREEMENT

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing only:

(a) by mutual agreement of the Company and Parent;

(b) by Parent if the Requisite Stockholder Approval shall not have been obtained by the Company and delivered to Parent by 11:59 P.M. on the Business Day after the date of the execution and delivery of this Agreement by Parent and the Company;

(c) by Parent or the Company if the Closing Date shall not have occurred by June 25, 2018 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Mergers to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d) by Parent if any Law shall be in effect which has the effect of making the Mergers illegal or otherwise prohibits prevents consummation of the Mergers;

(e) by Parent, if any Governmental Entity shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Mergers any Law, order or decree (whether temporary, preliminary or permanent) that has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Mergers or any other transaction contemplated by this Agreement;

(f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 2.2(b)(i) and 2.2(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(a) and 2.2(b) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(g) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Sections 2.2(c)(i) and 2.2(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 2.2(a) and 2.2(c) for the benefit of the Company are incapable of being satisfied on or before the End Date.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Subs or the Company, or their respective officers, directors, stockholders or members, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 11.3 (Confidentiality), 7.8 (Third Party Expenses), 11.4 (Public Disclosure), Article XI (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

ARTICLE IX

POST-CLOSING INDEMNIFICATION

9.1 Survival of Representations and Warranties.

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in this Agreement or in the Officer’s Certificate shall survive until 11:59 p.m. on the date that is eighteen months following the Closing Date (the “Expiration Date”); provided, however, (i) IP and Privacy Representations shall survive the Closing and shall remain in full force and effect until the 36-month anniversary of the Closing and (ii) the representations and warranties set forth in Section 3.1 (Organization and Good Standing), 3.2 (Authority and Enforceability), 3.5 (Company Capital Structure), 3.10 (Tax Matters) (including Sections 3.15(b), 3.15(c), 3.15(d), 3.15(g), and 3.16(a), to the extent relating to Tax matters), and 3.26 (Banking Relationships), shall survive until 60 days after the expiration of the statute of limitations applicable to the applicable subject matter of such representation and warranty, (the representations in this clause (ii) collectively, the “Surviving Representations”); provided, further, that in the event of fraud or willful breach with respect to a representation or warranty, such representation or warranty shall survive indefinitely; and provided, further, that all representations and warranties of the Company shall survive beyond the Expiration Date with respect to any inaccuracy therein or breach thereof if a claim is made hereunder prior to the Expiration Date, in which case such representation and warranty shall survive as to such claim until such claim has been fully and finally resolved. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival period and termination date supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties under applicable Law.

(b) Parent and Merger Subs Representations and Warranties. The representations and warranties of Parent and Merger Subs set forth in this Agreement shall terminate at the Effective Time.

9.2 Indemnification.

(a) From and after and by virtue of the Mergers, the Stockholders and holders of Company Options and holders of Company Warrants (together, the “Indemnifying Parties”) shall severally and not jointly indemnify and hold harmless Parent and its affiliates (including the Surviving Company) and their respective directors, officers, employees, agents and other representatives (the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims), directly or indirectly resulting from or arising out of any of the following:

(i) any breach of or inaccuracy in, as of the date of this Agreement or as of the Effective Time, a representation or warranty of the Company contained in this Agreement or the Officer’s Certificate, without giving effect to (A) for purposes of the calculation of the amount of Losses incurred, any qualifications based on the word “material” or similar phrases (including “Company Material Adverse Effect”) limiting the scope of such representation or warranty, or (B) any update of or modification to the Disclosure Schedule made after the execution and delivery of this Agreement;

(ii) any third party Action against Parent or any Subsidiary (including the Company or any Subsidiaries) following the Closing, including the costs of defending against and settling any such third party claims, if the facts and allegations set forth in such Action would give the Indemnified Parties a right of indemnification hereunder if such facts and allegations were accurate (provided that only fifty percent (50%) of such Losses shall be recoverable under this Section 9.2(a)(ii));

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement;

(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information set forth in the Payment Spreadsheet or the Statement of Expenses (including any Unpaid Third Party Expenses);

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any and all claims (A) by any Stockholder or holder of Company Options relating to or arising out of the transactions contemplated hereby, including the allocation of the Merger Consideration or (B) by any Person asserting, alleging or seeking to assert any right with respect to Company Capital Stock, Company Options or Indebtedness of the Company or any similar rights with respect to any Subsidiary of the Company (together, “Company and Subsidiary Securities”), including any claim asserted, based upon or related to (1) the ownership or rights to ownership of any Company and Subsidiary Securities, (2) any rights of a securityholder or creditor of the Company or any of its Subsidiaries, including any rights to securities, preemptive rights, rights to notice or to vote securities, (3) any rights under the Charter Documents or organizational documents of any of its Subsidiaries and (4) any claim that any Person’s equity securities were wrongfully repurchased by the Company or any of its Subsidiaries;

(vi) regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any Person who is or at any time was an officer, director, employee or agent of the Company or any of its Subsidiaries (against the Company, Parent, Sub or any of their Affiliates (including the Surviving Company) or any other Person) involving a right or entitlement to indemnification or reimbursement of expenses;

(vii) any fraud or willful breach on the part of the Company or any Subsidiary in connection with this Agreement, the Mergers or the other transactions contemplated hereby;

(viii) any payment in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement, and any other Losses paid, incurred, suffered or sustained in respect of any Dissenting Shares, including reasonable attorneys’ and consultants’ fees and reasonable costs and expenses and including any such reasonable fees, reasonable costs and out-of-pocket expenses incurred in connection with defending against or settling any action or proceeding in respect of Dissenting Shares;

(ix) any and all Losses related to or arising out of any determination, assertion, allegation, or other claim made by any party (including, without limitation, any Governmental Entity) that such Potential Parachute Payments constitute “parachute payments” within the meaning of Section 280G of the Code;

(x) any Pre-Closing Taxes; or

(xi) any of the matters described on Schedule 9.2(a).

(b) Subject to Section 7.12, the Indemnifying Parties (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Company or Parent with respect to any Loss claimed by an Indemnified Party.

(c) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article IX will be treated as adjustments to the Total Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Laws.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Article IX shall be the sole and exclusive remedy of the Indemnified Parties from and after the Effective Time for any claims arising under this Agreement, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that (i) this Section 9.2(d) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief pursuant to the provisions of Section 6.4 and Article XI, and (ii) nothing in this Agreement shall limit the liability of an Indemnifying Party (and this Article IX shall not be the sole and exclusive remedy in respect of such Indemnifying Party) in connection with a claim based on fraud or willful breach on the part of such Indemnifying Party or on the part of the Company in which such Indemnifying Party participated or had knowledge of such fraud or willful breach.

(e) The rights of the Indemnified Parties to indemnification, compensation or reimbursement, payment of Losses or any other remedy under this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation or reimbursement, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder. Parent acknowledges and agrees that none of the Company, its equityholders, or any other Person has made any representation or warranty as to the Company or its Subsidiaries or the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or Made Available to Parent and its Representatives, including in the diligence process or in any electronic data room, except as expressly set forth in Article II of this Agreement (as subject to the related portions of the Disclosure Schedules), and Parent disclaims, on behalf of itself and the other Indemnified Parties, reliance on any other representations and warranties of any kind or nature express or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities or prospects of the Company and its Subsidiaries), provided that the foregoing disclaimer shall not apply in connection with any claim based on fraud or willful breach of any party. Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto.

9.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary herein, the Indemnified Parties may not recover for indemnification under Section 9.2(a)(i) for breaches of or inaccuracies in the representations and warranties contained in this Agreement or the Officer’s Certificate (other than for breaches of the IP and Privacy Representations and Surviving Representations) until such time as the cumulative amount of all Losses that may be claimed under Section 9.2(a)(i) exceeds $1,500,000 (the “Basket”), at which time the Indemnified Parties shall be entitled to recover in accordance with this Agreement all such Losses, including those that comprised any portion of the Basket.

(b) Except in the case of fraud or willful breach in connection with this Agreement or the transactions contemplated hereby or with respect to the IP and Privacy Representations and Surviving Representations, the Indemnified Parties’ sole and exclusive source of recovery for indemnification claims under Section 9.2(a)(i) or Section 9.2(a)(ii) shall be recourse against the cash and stock held by the Escrow

Agent as Escrow Amount, and the liability of each Indemnifying Party for indemnification claims under Section 9.2(a)(i) or Section 9.2(a)(ii) shall be limited, in the aggregate, to a dollar amount equal to such Indemnifying Party’s Pro Rata Portion of the Escrow Amount.

(c) In the event of fraud or willful breach in connection with this Agreement or the transactions contemplated hereby, claims under Section 9.2(a)(i) and Section 9.2(a)(ii) relating to IP and Privacy Representations, Surviving Representations or claims under Section 9.2(a)(iii) through (x), the Indemnified Parties shall be entitled to bring indemnification claims directly against the Indemnifying Parties; provided, however, that (i) the Indemnified Parties shall only be permitted to recover Losses from the Indemnifying Parties in respect of such claims if and the extent that the Escrow Amount is no longer available, and (ii) in no event shall the liability of any Indemnifying Party for (A) claims under Section 9.2(a)(i) and (ii) relating to IP and Privacy Representations exceed $80,000,000 in the aggregate (inclusive of any and all amounts paid from the Escrow Amount) and (B) claims under Section 9.2(a)(i) and (ii) relating to Surviving Representations or claims under Section 9.2(a)(iii) through (x), exceed the Total Consideration actually received (including any amounts remaining in the Escrow Fund and the Representative Expense Fund) by such Indemnifying Party hereunder, in each case except in the case of fraud or willful breach (in which event there shall be no limitation on the liability of such Indemnifying Party in connection with a claim based on fraud or willful breach on the part of such Indemnifying Party or on the part of the Company in which such Indemnifying Party participated or had knowledge of such fraud or willful breach, it being understood that the liability of any other Indemnifying Party shall be capped at the Merger Consideration actually received by such Indemnifying Party hereunder) or under applicable Law except to the extent imposed under applicable Law.

(d) Notwithstanding anything to the contrary herein, nothing in this Agreement shall act to limit, expand or extend any common law duty or obligation under applicable Law to mitigate any Losses that may be suffered by the Indemnified Parties.

(e) Losses shall be calculated net of actual recoveries under existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, deductibles, or premium adjustments); provided, however, that in the event that the Indemnified Parties first recover from the Escrow Amount or the Indemnifying Parties for any Losses and thereafter recover for those same Losses pursuant to any existing insurance policies and contractual indemnification or contribution provisions, then the amount so recovered shall be returned to the Escrow Amount or paid to the Indemnifying Parties, as applicable. In addition, Losses shall exclude exemplary or punitive damages, unless specifically awarded to a third party and paid to such third party by an Indemnified Party. For avoidance of doubt, the Indemnified Parties shall have no obligation to seek any such recovery under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f) Any liability for indemnification under this Article IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or inaccuracy of more than one representation, warranty, covenant or certificate.

(g) For purposes of this Article IX, all Parent Class A Common Stock subject to recovery shall be valued at Parent Trading Price.

9.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Section 9.1, if an Indemnified Party wishes to make an indemnification claim under this Article IX, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Stockholder Representative (or in the event an Indemnified

Party elects to pursue such indemnification claim directly against an Indemnifying Party, to such Indemnifying Party directly) (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) specifying such Losses in reasonable detail (to the extent available), the date (if available) that each such Loss was paid, incurred, suffered or sustained, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. Parent may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof.

(b) If the Stockholder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the 30-day period after receipt of an Indemnification Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative on behalf of the Indemnifying Parties (or the applicable Indemnifying Party) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, the Parent and Stockholder Representative shall jointly instruct the Escrow Agent to promptly release from the Escrow Amount cash and shares of Parent Class A Common Stock with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice, 50% of which shall be in cash and 50% of which shall be in shares of Parent Class A Common Stock.

(c) In the event that the Stockholder Representative shall deliver an Indemnification Claim Objection Notice in accordance with Section 9.4(b) (or in the event that indemnification is being sought hereunder directly from an Indemnifying Party, if such Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Indemnifying Party within 30 days after delivery of such Indemnification Claim Notice), the Stockholder Representative (or such objecting Indemnifying Party) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative (or such objecting Indemnifying Party) and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. In such event, Parent shall be entitled to receive from the Escrow Amount cash and stock with an aggregate value equal to the Losses set forth in such Indemnification Claim Notice, 50% of which shall be in cash and 50% of which shall be in shares of Parent Class A Common Stock. Should the amount held in the Escrow Amount, if any, be insufficient to satisfy in whole the amount to be paid to an Indemnified Party in accordance with such memorandum, then each Indemnifying Party shall, within ten (10) Business Days following the date of such memorandum, pay to the Indemnified Party, such Indemnifying Party’s Pro Rata Portion of such shortfall either in cash or shares of Parent Class A Common Stock, or some combination thereof, subject to the election of such Indemnifying Party in its sole and absolute discretion.

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, Parent may pursue arbitration subject and pursuant to the provisions in Article XI.

9.5 Third-Party Claims. In the event that an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) that the Indemnified Party reasonably believes may result in a demand against the Escrow Amount or for other indemnification pursuant to this Article IX, the Indemnified Party shall promptly notify the Stockholder Representative of such claim; provided that failure to so notify shall not affect the right of the Indemnified Parties to seek indemnification from the Escrow Amount hereunder, except to the extent that any holder of Company Capital Stock is actually prejudiced thereby. The

Stockholder Representative shall be entitled on behalf of the Indemnifying Parties to participate in, but not determine or conduct, the defense of the Third Party Claim at the Indemnifying Parties’ sole cost and expense, and shall be entitled to receive regular updates on any material developments and copies of all pleadings, notices and material communications with respect to such Third Party Claim. For avoidance of doubt, the right to participate shall mean a right to provide input on overall strategy and to receive periodic updates on status, but not a right to prior approval of filings or to participate in actual proceedings. Parent shall have the right to select counsel reasonably acceptable to the Stockholder Representative and to conduct the defense of, and to settle, any such Third Party Claim. If Parent settles a Third Party Claim without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably conditioned, withheld or delayed), then the costs and expenses of the settlement will not be deemed dispositive of the validity or amount of such Loss; provided, further, that if Parent settles a Third Party Claim without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably conditioned, withheld or delayed) and the Stockholder Representative shall not have objected within thirty (30) days after a written request for such consent by Parent, the entire costs and expenses of the settlement shall be deemed dispositive of the validity or amount of such Loss. In the event that the Stockholder Representative has consented to any such settlement, adjustment or compromise, the Indemnifying Parties or the consenting Indemnifying Parties, as applicable, shall have no power or authority to object under any provision of this Section 9.5 to the existence of the Losses or the amount of such settlement, adjustment or compromise.

ARTICLE X

STOCKHOLDER REPRESENTATIVE

10.1 Appointment and Authority of Stockholder Representative. By virtue of the execution and delivery of a Joinder Agreement, and the adoption of this Agreement and approval of the Mergers by the Stockholders, the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, each of the Indemnifying Parties shall be deemed to have agreed to appoint Shareholder Representative Services LLC as its representative, agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Indemnifying Parties to give and receive notices and communications in respect of indemnification claims under this Agreement to be recovered against the Escrow Amount, to authorize payment to any Indemnified Party from the Escrow Amount in satisfaction of any indemnification claims hereunder by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any such indemnification claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any such indemnification claim by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent. The Stockholder Representative may resign upon 30 days prior written notice to the Indemnifying Parties and Parent. In the event of any such resignation, a successor stockholder representative, which shall be any stockholder of the Company that holds 20% or greater of the outstanding Company Capital Stock as of the date hereof, shall be appointed by the Stockholders with the written approval of Parent, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Amount. No bond shall be required of the Stockholder Representative. After the Closing, notices or communications to or from the Stockholder Representative shall constitute notice to or from the Indemnifying Parties.

10.2 Exculpation and Indemnification of Stockholder Representation. The Stockholder Representative shall not be liable for any act done or omitted in connection with the Stockholder Representative’s services hereunder and any agreements ancillary hereto as Stockholder Representative, except in the event of liability directly resulting from the Stockholder Representative’s bad faith, gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Indemnifying Parties shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any and all losses, liabilities, expenses, damages, claims, penalties, fines, forfeitures, fees and costs, including the reasonable fees and expenses of any legal counsel and experts and their staffs retained by the Stockholder Representative and all expense of documentation location, duplication and shipment (“Stockholder Representative Expenses”), arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Stockholder Representative Expense is suffered or incurred; provided, that in the event that any such Stockholder Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Indemnifying Parties the amount of such indemnified Stockholder Representative Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Indemnifying Parties, any such Stockholder Representative Expenses may be recovered by the Stockholder Representative from (a) the funds in the Representative Expense Fund, (b) the funds constituting the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Indemnifying Parties and (c) the Escrow Shares solely at such time and to such extent as any such shares are released to the Indemnifying Parties; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Indemnifying Parties from their obligation to promptly pay such Stockholder Representative Expenses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Indemnifying Parties or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Indemnifying Parties set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement. A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 11.5 or Section 11.6, shall constitute a decision of the Indemnifying Parties and shall be final, conclusive and binding upon the Stockholders and Parent; and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Indemnifying Parties. Parent is hereby relieved from any liability to any person for any acts done by Parent in accordance with such decision, act, consent or instruction of the Stockholder Representative.

ARTICLE XI

GENERAL PROVISIONS

11.1 Certain Interpretations.

(a) When a reference is made in this Agreement to an Annex, Exhibit or Schedule, such reference shall be to an Annex, Schedule or Exhibit to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f) All references in this Agreement to a legal entity (including the Company) shall be deemed to refer to such entity and its Subsidiaries unless the context otherwise requires.

(g) All references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

(h) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(i) A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(j) References to “$” and “Dollars” are to U.S. dollars.

(k) No summary of this Agreement or any Exhibit or Section delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Exhibit or Section.

(l) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(m) All times and dates referenced in this Agreement shall be California Time, unless otherwise specified.

11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or email (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Parent or Merger Subs, to:

Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

Attention: General Counsel

Facsimile No.: (855) 204-8795

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105-1126

Attention: Robert Ishii and C. Derek Liu

Facsimile No.: (415) 947-2099

(b)	if to the Company (prior to the Closing), to:

Weebly, Inc.

460 Bryant Street, Suite 100

San Francisco, CA 94107

Attention: David Rusenko

Email address: legal@weebly.com

with a copy (which shall not constitute notice) to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111

Attention: Rachel B. Proffitt

Facsimile No.: (415) 693-2222

(c)	if to the Stockholder Representative and (after the Closing) the Indemnifying Parties, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

11.3 Confidentiality. The Company and Parent hereby agree that the information obtained in any investigation pursuant to Section 7.11 or any information obtained pursuant to the notice requirements of Section 7.13, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby (“Confidential Information”), shall be governed by the terms of the Mutual Non-Disclosure Agreement dated as of December 7, 2017 (the “Confidential Disclosure Agreement”), between the Company and Parent. The Stockholder Representative shall keep all Confidential Information confidential; provided, that, notwithstanding the foregoing or anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Indemnifying Parties, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

11.4 Public Disclosure. Neither the Company nor any of its Representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent, unless required by applicable Law and except pursuant to Section 7.1 and Section 7.3, respectively in connection with the Company obtaining the Requisite Stockholder Approval and the other consents and approvals of the Stockholders and other third parties contemplated by this Agreement.

11.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 11.5, the Stockholders are deemed to have agreed that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

11.6 Extension and Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 11.6, the Stockholders are deemed to have agreed that any extension or waiver signed by the Company shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

11.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

11.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by an arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.9 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Stockholder or the Stockholder Representative of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Person under Article IX will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on such Person’s fraud or willful breach. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article IX, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraud or willful breach, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in any such claim for fraud or willful breach, (ii) the time period during which a claim for fraud or willful breach may be brought or (iii) the recourse which any such party may seek against another Person with respect to a claim for fraud or willful breach.

11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.11 Conflict of Interest; Attorney-Client Privilege.

(a) If the Stockholder Representative so desires, acting on behalf of the Indemnifying Parties and without the need for any consent or waiver by the Company or Parent, Cooley LLP (“Cooley”) shall be permitted to represent the Stockholder Representative and the Indemnifying Parties after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the Stockholder Representative, the Indemnifying Parties, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Company or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, the Company shall cease to have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by the Company to represent the Company after the Closing and either such engagement involves no conflict of interest with respect to the Indemnifying Parties or the Stockholder Representative consents in writing at the time to such engagement. Any such representation of the Company by Cooley after the Closing shall not affect the foregoing provisions hereof.

(b) All communications involving attorney-client confidences between an Indemnifying Party, its affiliates or the Company and Cooley relating to the negotiation, documentation and consummation of the First Merger and the transactions contemplated hereby (“Privileged Deal Communications”) shall not be used by Parent in connection with any dispute under this Agreement with any Indemnifying Party. For avoidance of doubt, Parent shall have the exclusive ownership of the privilege relating to such Privileged Deal Communications and shall have a right to access such Privileged Deal Communications. Parent hereby agrees that the Company securityholders, Cooley and the Stockholder Representative and their Representatives shall have a right to access the Privileged Deal Communications following Closing in connection with any dispute with any Indemnifying Party under this Agreement, or related to the Mergers or the other transactions contemplated by this Agreement. Parent hereby agrees that neither it nor its Affiliates, including, after Closing, the Surviving Company, shall assert attorney-client privilege against the Company securityholders, Cooley or the Stockholder Representative, or any of their Representatives, with respect to the Privileged Deal Communications.

11.12 Resolution of Disputes.

(a) Subject to Section 11.12(f) hereof, any claim or dispute arising out of, related to or in connection with this Agreement, or the interpretation, making, performance, breach or termination thereof (each, a “Dispute”), shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of San Francisco, California in accordance with the Comprehensive Arbitration Rules and Procedures (the “Rules”) then in effect of the Judicial Arbitration and Mediation Services, Inc. and judgment upon any such award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute.

(b) Selection of Arbitrators. Such arbitration shall be conducted by a single independent arbitrator chosen by mutual agreement of Parent and Stockholder Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent or the Company. Parent and Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

(c) Discovery. In any arbitration under this Section 11.12, each party shall be limited to calling a total of three witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the Dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator, or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(d) Governing Law. The arbitrator or arbitrators will apply Delaware substantive and procedural law to any Dispute, without reference to rules of conflict of law, and shall administer and conduct any arbitration in accordance with the Delaware Rules of Civil Procedure. To the extent that the Rules conflict with Delaware law, Delaware law shall take precedence. The arbitrator, or a majority of the three arbitrators, as the case may be, shall have the power to decide any motions brought by either party to the arbitration, including motions for summary judgment or adjudication, and motions to dismiss and demurrers, prior to any arbitration hearing. The arbitrator, or a majority of the three arbitrators, as the case may be, shall have the power to award any remedies available under applicable laws, including injunctive relief, and may award reasonable attorneys’ fees and reasonable out-of-pocket costs to the prevailing party except as prohibited by applicable laws.

(e) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive on the parties to the arbitration. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator or arbitrators. Judgment may be entered on the arbitrator’s or arbitrators’ decision in any court having jurisdiction.

(f) Court Action. Except as provided for in this Agreement, neither Stockholder Representative nor Parent will be permitted to pursue court action regarding any Dispute that is subject to arbitration.

(g) Other Relief. The parties agree that, pursuant to applicable law, any party may petition a court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement and without breach of this arbitration provision and without abridgement of the powers of the arbitrator or arbitrators. The parties understand and agree that any breach or threatened breach of this Agreement shall cause irreparable injury and that money damages will not provide an adequate remedy therefor, and that any relief to which the non-breaching party may be entitled may be rendered ineffectual without injunctive relief and, accordingly, both parties hereby consent to the issuance of an injunction. If either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(h) Costs and Expenses. Subject to Section 11.12(b), each party shall pay its own costs and expenses (including counsel fees) (in the case of the Stockholder Representative, on behalf of the Indemnifying Parties) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

(i) Confidentiality. Stockholder Representative and Parent agree to maintain in complete confidence any Dispute arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination hereof, including the existence of an arbitration proceeding and the outcome thereof, and shall not disclose or publicize any such information to any third party (other than to each parties’ employees, consultants, agents and advisors and, in the case of the Stockholder Representative, the Indemnifying Parties, in each case who have a need to know such information, provided that such persons are subject to confidentiality restrictions with respect thereto).

(j) Agreement to Arbitrate. Stockholder Representative has read and understands this Section 11.12, which discusses arbitration. Stockholder Representative understands that by signing this Agreement, Stockholder Representative agrees to the extent permitted by applicable laws, to submit any future claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, to binding arbitration, and that this arbitration clause constitutes a waiver of Stockholder Representative’s right to a jury trial and relates to the resolution of all Disputes referred to in this Section 11.12; provided, that the foregoing shall not apply to any future claims relating to Section 10.2.

11.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

11.14 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter of this Agreement, and are not intended to confer upon any other person any rights or remedies hereunder.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Subs, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above.

SQUARE, INC.

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	Chief Financial Officer

FOREST MERGER SUB, INC.

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	President, Chief Executive Officer and Chief Financial Officer

FOREST MERGER LLC

By:	/s/ Sarah Friar
Name:	Sarah Friar
Title:	President, Chief Executive Officer and Chief Financial Officer

WEEBLY, INC.

By:	/s/ John David Rusenko, Jr.
Name:	John David Rusenko, Jr.
Title:	President and Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Merger Agreement]

ANNEX A

CERTAIN DEFINED TERMS

“Accredited Investor” shall have the meaning set forth in Regulation D promulgated under the Securities Act.

“Action” shall mean any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” of any Person shall mean another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Anti-Corruption and Anti-Bribery Laws” means the United States’ Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the Canadian Corruption of Foreign Public Officials Act, United Kingdom Bribery Act of 2010, any other applicable anti-corruption or anti-bribery Laws or any similar Laws of any other jurisdiction where the Company operates or does business.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, CA are authorized or obligated by law or executive order to close.

“Cash” shall mean the amount (expressed in United States dollars) of all cash and cash equivalents (which shall (i) be net of any issued but uncleared checks, drafts or money orders issued by the Company and its Subsidiaries, (ii) include any checks, drafts or money orders received by the Company and its Subsidiaries, (iii) exclude any Taxes (and other costs of repatriating cash held by a non-U.S. Subsidiary) and (iv) include only 50% of any restricted cash of the Company and its Subsidiaries).

“Cash Equivalent Consideration” means the sum of (1) the Per Share Common Cash Consideration plus (2) the product obtained by multiplying (A) the Per Share Common Stock Consideration by (B) the Parent Trading Price.

“CCC” shall mean the California Corporations Code, as amended.

“CFRA” shall mean the California Family Rights Act of 1993, as amended.

“Closing Net Working Capital Amount” shall mean, an amount equal to (i) if the Net Working Capital, as of 11:59 p.m., California time, on the day immediately prior to the Closing Date (provided that any Tax assets included in Net Working Capital shall be calculated as of the end of the Closing Date) (“Closing Net Working Capital”) is greater than the Target Working Capital by $1,500,000 or more, the amount by which Closing Net Working Capital is greater than (x) Target Working Capital plus (y) $1,500,000, (ii) if Closing Net Working Capital is within $1,500,000 of the Target Working Capital (in either the positive or negative direction), zero, and (iii) if the Closing Net Working Capital is less than Target Working Capital by $1,500,000 or more, the amount by which Closing Net Working Capital is less than (x) Target Working Capital minus (y) $1,500,000 (it being understood that this clause (iii) shall be expressed as a negative number).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and Sections 601 through 608 of ERISA, and any similar and applicable state or local Law, and, in each case, any official guidance promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether written or unwritten, providing for compensation, severance, change of control, termination pay, retention, deferred compensation, performance awards, equity, stock or stock-related awards, phantom stock or bonus awards, welfare benefits, retirement benefits, fringe benefits, vacation, health, medical, profit sharing, payroll practice or other pay or employee benefits or remuneration of any kind, whether funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Subsidiary for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation, including any International Employee Plan.

“Company IP” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by, filed or registered in the name of, or subject to an obligation of assignment to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and Laws, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates, or general economic conditions or financial markets (to the extent that such changes do not materially and disproportionately adversely affect the Company as a whole compared to others in the same industry); (ii) any adverse effect that results from any act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (iii) any failure by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such facts are otherwise excluded from being taken into account by this proviso)), (iv) any changes in any applicable Law or legal, regulatory or political conditions or changes in GAAP or other applicable accounting standards (to the extent that such changes do not materially and disproportionately adversely affect the Company as a whole compared to others in the same industry) and (v) any changes resulting from compliance with, including any action or inaction required by, this Agreement.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, including, but not limited to, stock options granted under the Plan, that are vested or unvested and outstanding immediately prior to the Effective Time.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series A-1 Preferred Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock.

“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or representation, obligation, or promise of the Company or any of its Subsidiaries relating to privacy, data security, or the collection, obtainment, interception, compilation, creation, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Private Information.

“Company Products” shall mean all products and services (including websites, applications, software, and client-side and web interface products and services) developed (including products and services currently in development), delivered, hosted, provided, made commercially available, marketed, distributed or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception.

“Company Registered IP” shall mean all of the Registered IP owned by, or filed or registered in the name of, the Company or any of its Subsidiaries.

“Company Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.00001 per share, of the Company.

“Company Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $0.00001 per share, of the Company.

“Company Technology” shall mean the Technology for which the underlying Intellectual Property Rights are Company IP.

“Company Warrants” shall mean the warrants to purchase shares of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Continuing Employees” shall mean the Employees who are both employed by the Company as of the Closing Date and continue their employment with Parent on the day following the Closing Date (including, but not limited to, the Transitional Employees).

“Contract” shall mean any written or binding oral contract, mortgage, indenture, lease, license, covenant, plan, insurance policy, purchase order, letter of intent, or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise or license.

“Contractor” shall mean any current or former service provider (other than an Employee), consultant, sub-contractor, sales agent, freelancer, advisory board member or independent contractor of the Company or its Subsidiaries.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of COBRA, (v) as a result of a failure to comply with the requirements of Section 414(t) of the Code, and (vi) under corresponding or similar provisions of non-U.S. laws or regulations.

“Copyleft License” shall mean any Open Source License that requires, as a condition of use, modification and/or distribution of the Open Source licensed under such license, that any software based on, incorporating, derived from, using, linked to, or distributed with such Open Source: (i) be made available or distributed in Source Code form; (ii) be licensed for the purpose of preparing derivative works; or (iii) be licensed at little or no license fee. For all purposes of and under this Agreement, “Copyleft Licenses” shall include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Current Assets” means the current assets of the Company (which shall exclude any prepaid taxes, other than prepaid taxes for U.S. federal income taxes and U.S. value added tax, deferred Tax assets and Cash), in all cases as determined in accordance with GAAP.

“Current Liabilities” means the current liabilities of the Company (which shall (i) exclude any Transaction Payroll Taxes, deferred Tax liabilities, the current portion of any Indebtedness, accrued interest on any Indebtedness, (ii) exclude any Taxes, and (iii) include any deferred revenue (whether or not current)) in all cases determined in accordance with GAAP.

“Customer Data” shall mean (i) all data and content uploaded or otherwise provided by or for users, end users, and customers of the Company or its Subsidiaries (or such customers’ users, end users, and customers) to, or stored by customers of the Company or its Subsidiaries (or such customers’ users, end users, and customers) on, the Company Products; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the Company Products or by or for the Company or any of its Subsidiaries in or relating to the provision or operation of the Company Products; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of comprehensive U.S. Sanctions, including without limitation Crimea, Cuba, Iran, North Korea and Syria.

“Designated Non-Continuing Employees” shall mean those Non-Continuing Employees set forth on Schedule 7.6(h) who will not get an offer of employment from Parent.

“Device Data” shall mean data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile device, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including by means of an advertisement or other content), to develop a profile or record of the activities of an individual, device, or application across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of an individual, device, or application, or a user thereof, or to target advertisements or other content to an individual, device, or application.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company and its Subsidiaries.

“Employee Agreement” shall mean each written management, employment, severance, separation, settlement, relocation, change of control, retention, bonus or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options, or any other agreement providing for compensation or benefits) between the Company or one of its Subsidiaries and any Employee.

“Employee Option” shall mean a Company Option granted to a holder in the holder’s capacity as an employee of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Environmental Laws” shall mean all applicable Laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity related to pollution, protection of the environment, protection of public health and safety, or which prohibit, regulate or control any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary and any other Person under common control with the Company or any Subsidiary or that, together with the Company or any Subsidiary, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean U.S. Bank, N.A., or another Person selected by Parent.

“Escrow Amount” shall mean an amount equal to $39,750,000.

“Escrow Release Date” means the date that is 18 months after the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Distribution Amount” means an amount, in cash and stock, equal to the difference of (a) the Retention Amount minus, without duplication, (b) the sum of (i) all amounts permanently retained in accordance with the terms of this Agreement, including all amounts retained in accordance with the terms of this Agreement in respect of indemnification claims that have been satisfied from the Escrow Amount before the proposed distribution date and the portion of the Escrow Amount retained in accordance with the terms of Section 1.4(e)(ii) to cover any post-Closing adjustment, and (ii) with respect to each Indemnifying Party, any withholding Tax required to be deducted and withheld from payments to such Indemnifying Party in accordance with Section 2.4.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Founder Consideration Holdback Agreement” shall mean the Founder Consideration Holdback Agreement, delivered by each Founder to Parent, in form attached hereto as Exhibit I.

“GAAP” shall mean United States generally accepted accounting principles.

“Government Official” means any director, officer, official, employee, agent or other person acting on behalf of a Governmental Entity (including candidates for political office).

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local, provincial or other foreign Governmental Entity or quasi-governmental authority, instrumentality, department, agency or commission, public international organization, political party, or other entity owned or controlled by any government.

“Hazardous Substance” shall mean any material, emission, or substance that has been designated by applicable Law (including federal, state, foreign and local Law), or by any Governmental Entity pursuant to authority provided by applicable federal, state or local Law to be radioactive, toxic, a pollutant, a contaminant, hazardous, or otherwise a danger to health, reproduction, or the environment, or for which liability or standards of conduct may be imposed under Environmental Law.

“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor Law thereto.

“Indebtedness” of any Person shall mean, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured; (v) all guarantees by such Person of any liabilities of a third party of a nature similar to the types of liabilities described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed, (vi) all penalties or premiums that will be associated with the full repayment and retirement of such Indebtedness (whether prior to or following the Effective Time) and (vii) any unpaid Australian goods and services tax of the Company or any Subsidiary for any Pre-Closing Tax Period.

“Intellectual Property Rights” shall mean all rights in, or arising out of, Technology (including the right to enforce and recover remedies) in any jurisdiction throughout the world, including: (i) rights in, or arising out of, Works of Authorship, including copyrights; (ii) rights in, or arising out of, Databases; (iii) all United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in, or arising out of, Inventions; (iv) rights in, or arising out of, Trademarks, including trademark, service mark, and trade dress rights, registrations and applications for registrations for any of the foregoing, and all goodwill associated with any of the foregoing; (v) rights in, or arising out of, Confidential Information which constitute trade secrets under applicable Law; (vi) rights in, or arising out of, a Person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy and publicity; (vii) rights of attribution and integrity and other moral rights of an author, the right of the author to be known as the author of his/her work, to prevent others from being named as the author of her work and/or to prevent others from making deforming or derogatory changes in her work in a manner that reflects negatively on or are prejudicial to her professional standing, her goodwill, dignity, honor or reputation (collectively, “Moral Rights”); (viii) rights in, arising out of, or associated with Domain Names or their registrations; (ix) any similar, corresponding or equivalent rights to any of the foregoing in sub-clause (i) through (viii); and (x) rights to sue for past, present and future infringement or misappropriation of any of the foregoing in sub-clause (i) through (ix).

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or its Subsidiaries, whether formally or informally, or with respect to which the Company or its Subsidiaries will or may have any liability, with respect to Employees who perform services outside the United States.

“IP and Privacy Representations” shall mean the representations and warranties of the Company contained in Section 3.13 (Intellectual Property) and, solely to the extent relating to Intellectual Property Rights or Company Products, the representations and warranties contained in Section 3.18 (Litigation).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” or “Known” shall mean, with respect to the Company, the knowledge of (i) David Rusenko, Chris Fanini, Kim Jabal and Alice Sansone, or the knowledge that such individuals would have had after having made reasonable inquiry of all direct reports of such person who such individuals reasonably believe would have actual knowledge of the matters represented, (ii) Sabrina Thong and Jenn Hamm only with respect to representations and warranties of the Company contained in 3.5 (Company Capital Structure), 3.7 (Company Financial Statements; Internal Financial Controls), 3.8 (No Undisclosed Liabilities), 3.9 (No Changes), 3.22 (Books and Records), 3.25 (Transaction Expenses), 3.26 (Banking Relationships) and (iii) Darian Shimy only with respect to IP and Privacy Representations.

“Law” shall mean any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, directive, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any kind or character whatsoever (but excluding, with respect to Intellectual Property Rights, non-exclusive outbound licenses that are disclosed (or exempt from disclosure) under Sections 3.13 and 3.14 of the Disclosure Schedule).

“Loss” or “Losses” shall mean the amount of (i) (A) any direct damages, (B) any reasonably foreseeable indirect or consequential damages, (C) any other damages (including lost profits and diminution in value), loss, liability, claim, deficiency, Tax, judgment, fine, penalty, cost or other expense (including reasonable attorneys’, accountants’, consultants’ and experts’ fees and expenses, in each case, directly or indirectly paid, sustained or incurred by the Indemnified Parties (or any of them), and (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement.

“Made Available” shall mean that the Company has posted such materials to the virtual data room managed by Parent on www.merrillcorp.com and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is two (2) Business Days prior to the date of this Agreement.

“Net Option Share” means, with respect to a Company Option, the quotient obtained by dividing (1) the product of (A) the excess, if any, of the Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Option, by (2) the Cash Equivalent Consideration.

“Net Working Capital” means Current Assets minus Current Liabilities. For the avoidance of doubt, Net Working Capital shall not include or be calculated to take into account Indebtedness or Third Party Expenses.

“Non-Continuing Employees” shall mean all Employees other than Continuing Employees.

“Non-Employee Option” shall mean a Company Option that is not an Employee Option.

“Non-Scheduled In-Licenses” shall mean: (i) licenses for Shrink-Wrap Software, (ii) Open Source Licenses; (iii) standard inbound licenses in Proprietary Information Agreements entered into in the ordinary course of business consistent with past practice; and (iv) licenses no longer in effect.

“Non-Scheduled Standard Form Contracts” shall mean Contracts substantially on the Company’s standard forms of Weebly Cloud Agreement, Weebly App Developer Agreement, Weebly Cloud for Resellers Agreement, and Weebly Cloud For Host Agreement, in each case with no material deviations, each of which standard forms has been Made Available to Parent.

“Open Source” shall mean any software or other Work of Authorship that is distributed under any license that meets the “Open Source Definition” of the Open Source Initiative or the “Free Software Definition” of the Free Software Foundation, (any such license, an “Open Source License”).

“Order” shall mean any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Other Employees” shall mean the employees, consultants and contractors of the Company or any Subsidiary who receive an offer of employment from Parent prior to the Closing Date, which excludes the Key Employees.

“Parent Class A Common Stock” shall mean shares of the Class A common stock, par value $0.0000001 per share, of Parent.

“Parent Trading Price” shall mean the volume weighted average price per share of Parent Class A Common Stock as reported on the New York Stock Exchange by Bloomberg for, the shorter of, (A) 20 consecutive trading days (i) ending on and including the trading date that is immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) and (ii) starting on or after the date of this Agreement, and (B) the number of consecutive trading days between the date of this Agreement and the Closing Date ending on and including the trading date that is immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Payment Agent” shall mean U.S. Bank, N.A., or another Person selected by Parent.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Common Cash Consideration” shall mean a dollar amount equal to the quotient obtained by dividing (i) the Total Common Cash Consideration by (ii) the Total Outstanding Shares.

“Per Share Common Consideration” shall mean the Per Share Common Cash Consideration and the Per Share Common Stock Consideration.

“Per Share Common Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (a) the quotient obtained by dividing (i) the Total Common Stock Consideration by (ii) the Total Outstanding Shares by (b) the Parent Trading Price.

“Per Share Series B Liquidation Cash Consideration” shall mean fifty percent (50%) of the Per Share Series B Liquidation Consideration.

“Per Share Series B Liquidation Consideration” shall mean $1.59085.

“Per Share Series B Liquidation Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (i) fifty percent (50%) of the Per Share Series B Liquidation Consideration by (ii) the Parent Trading Price.

“Per Share Series C Liquidation Cash Consideration” shall mean fifty percent (50%) of the Per Share Series C Liquidation Consideration.

“Per Share Series C Liquidation Consideration” shall mean $3.55203.

“Per Share Series C Liquidation Stock Consideration” shall mean a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (i) fifty percent (50%) of the Per Share Series C Liquidation Consideration by (ii) the Parent Trading Price.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” shall mean: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number or image, passport number or image, credit card number, bank information, or customer or account number, health information, device identifier, IP address, biometric identifier, persistent identifier, or any other piece of information that alone or in combination with other information directly or indirectly collected, held or otherwise managed by the Company or any Subsidiary allows the identification or location of or contact with a natural person or a particular machine or device, (ii) any other information if such information is defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” or “personal information” under any Law; and (iii) any information that is associated, directly or indirectly (by, for example, records linked via unique keys), to any of the foregoing.

“Plan” shall mean the Company’s Amended and Restated Weebly, Inc. 2007 Stock Plan, as amended.

“Pre-Closing Tax Period” shall mean any taxable period or portion thereof ending on or prior to the Closing Date.

“Pre-Closing Taxes” shall mean (i) any Taxes of the Company or any Subsidiary relating or attributable to any Pre-Closing Tax Period; (ii) any Transaction Payroll Taxes and Transfer Taxes, and (iii) any liability of the Company or any Subsidiary for the Taxes of another Person (A) as a result of the Company or any Subsidiary being (or having been) on or prior to the Closing Date a member of an affiliated, consolidated, combined, unitary, aggregate or similar group; or (B) as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or otherwise pursuant to applicable Law, which Taxes result from any event or transaction occurring on or prior to the Closing Date; provided, however, that Pre-Closing Taxes shall be calculated in accordance with Section 7.5(d) and shall not include any Taxes taken into account as Current Liabilities in Closing Net Working Capital, Closing Indebtedness or Unpaid Third Party Expenses, in each case, as finally determined pursuant to Section 1.4. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

“Privacy Law” shall mean all Laws and Orders (including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the FTC Act, any state or unified unfair and deceptive practices acts, and applicable Laws implementing the European Union Data Protection Directive), Company Privacy Policies, contractual obligations, applicable rules, codes of conduct, or other requirements of self-regulatory bodies, and applicable industry standards (including, to the extent applicable, the PCI Data Security Standard), as it may in each case be amended from time to time, that pertains to (x) privacy or the collection, use, disclosure, transfer, transmission, storage, security, breach notification, hosting, disposal, retention, interception or other processing of Private Information or any unfair or deceptive practice(s) regarding the processing of Private Information or (y) direct marketing to consumers, the initiation, transmission, or receipt of communications, or consumer protection.

“Private Information” shall mean Device Data, Personal Data, and Customer Data.

“Pro Rata Portion” shall mean, with respect to each Person, an amount equal to the quotient obtained by dividing (x) the aggregate amount of cash and shares of Parent Class A Common Stock issuable to such Person pursuant to Section 1.3 in respect of the shares of Company Capital Stock owned or Company Options or Company Warrants held by such Person as of immediately prior to the Effective Time, by (y) the aggregate amount of cash and shares of Parent Class A Common Stock payable to all Persons pursuant to Section 1.3 in respect of Company Capital Stock (other than Dissenting Shares) and Company Options and Company Warrants as of immediately prior to the Effective Time

“Registered IP” shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Entity or other public or quasi-public legal authority, including applications for registration of any of the foregoing.

“Related Agreements” shall mean the Confidential Disclosure Agreement, the Joinder Agreements, the Founder Consideration Holdback Agreement, the 280G Waivers, the Non-Competition and Non-Solicitation Agreements, the Warrant Termination Agreement, the Investor Suitability Documentation and all other agreements and certificates entered into by the Company in connection with the transactions contemplated herein.

“Representative Expense Amount” shall mean an amount in cash equal to $250,000.

“Retention Amount” means an amount, in cash and stock, without duplication, equal to the sum of (a) all amounts permanently retained in accordance with the terms of this Agreement, (b) all amounts related to indemnification claims that have been satisfied from the Escrow Amount on or before the Escrow Release Date, (c) all amounts that would be necessary in Parent’s reasonable good faith judgment to satisfy all of the pending and unsatisfied or unresolved indemnification claims (as of the Escrow Release Date) if such indemnification claims were resolved in full in favor of the Indemnified Parties, and (d) the portion of the Escrow Amount used to cover any post-Closing adjustment in accordance with Section 1.4(e)(ii).

“Sanction(s)” means any sanction administered or enforced by the United States government, including without limitation the Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series B Aggregate Liquidation Preference” shall mean the aggregate Per Share Series B Liquidation Consideration payable as Merger Consideration.

“Series C Aggregate Liquidation Preference” shall mean the aggregate Per Share Series C Liquidation Consideration payable as Merger Consideration.

“Shrink-Wrap Software” means any software that is generally commercially available in executable code form for a cost of not more than $1,000 for an annual license for a single user or work station (or $10,000 in the aggregate for an annual license for all users and work stations) or $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for a perpetual license for all users and work stations), and that is licensed to the Company or its Subsidiaries on standard terms and not incorporated into or used directly in the delivery, hosting or distribution of any Company Products currently being distributed, offered, made available, used, or supported, or currently under development.

“Source Code” shall mean computer software and code which may be printed out or displayed in human readable form (other than object code or binary code form), including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code.

“Standards Body” means any organization, body or group that is or was engaged in, or is in the process of, setting, establishing or promulgating any industry or product standards or the terms under which Intellectual Property Rights therein or thereto will be licensed, including establishing any rules binding for members under which patents essential to the practice of such standard must be licensed.

“Stockholder” shall mean any holder of any Company Capital Stock as of immediately prior to the Effective Time.

“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Target Working Capital” shall mean ($46,000,000).

“Tax” (or collectively “Taxes”) shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, stamp, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as social security charges in the nature of taxes, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or have been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, by Contract (other than Ordinary Commercial Agreement) or otherwise by operation of Law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Technology” shall mean all forms of technology and technical information and tangible embodiments of that technology and technical information, including any or all of the following: (i) published and unpublished works of authorship (whether or not registered or registrable), audiovisual works, collective works, software and computer programs (whether in Source Code, object code, or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) information that is proprietary or not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”); (iv) databases, data compilations and collections of technical data (“Databases”); (v) words, names, symbols, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks (“Trademarks”); and (vi) domain names, web addresses and sites (“Domain Names”).

“Total Common Cash Consideration” shall mean an amount in cash equal to fifty percent (50%) of the Total Common Consideration.

“Total Common Consideration” shall mean an amount equal to in the aggregate (i) the Total Consideration, less (ii) the Series B Aggregate Liquidation Preference, and less (iii) the Series C Aggregate Liquidation Preference.

“Total Common Stock Consideration” shall mean a number of shares of Parent Class A Common Stock with a value equal to fifty percent (50%) of the Total Common Consideration.

“Total Consideration” shall mean an amount equal to, without duplication, (i) $265,000,000, plus (ii) the amount of Cash, as of 11:59 p.m., California time, on the day immediately prior to the Closing Date, after giving effect to any payments made prior to the Closing Date (“Closing Cash”), plus (iii) the aggregate exercise price of all Company Options and Company Warrants, plus (iv) the Closing Net Working Capital Amount (whether positive or negative), less (v) the amount of unpaid Indebtedness, as of immediately prior to the Closing (“Closing Indebtedness”), less (vi) the amount of unpaid Third Party Expenses, as of immediately prior to the Closing (“Unpaid Third Party Expenses”).

“Total Outstanding Shares” shall mean (without duplication) (i) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (ii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise of all Company Options issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, plus (iii) the maximum aggregate number of shares of Company Capital Stock issuable upon full exercise, exchange or conversion of any other rights, whether vested or unvested, that are convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis, but excluding (i) any Company Options, (ii) any shares of Company Series C Preferred Stock that do not elect to convert to Company Common Stock and (iii) all Cancelled Shares.

“Transaction Deduction” means all items of loss or deduction for applicable income Tax purposes resulting from or attributable to: (i) items included in Current Liabilities, Indebtedness, or Third Party

Expenses, (ii) any compensatory payments made pursuant to this Agreement (including any transaction bonuses and payments in respect of Employee Options) and (iii) any fees, expenses, premiums and penalties with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing.

“Transaction Payroll Taxes” shall mean all employer portion payroll or employment Taxes incurred in connection with any bonuses (including any transaction bonuses), option cashouts (including pursuant to Section 1.3(c)) or other compensatory payments made in connection with the transactions contemplated by this Agreement, whether payable by Parent or the Company.

“Transfer Taxes” shall mean all sales, use, transfer, valued added, goods and services, gross receipts, excise, conveyance, documentary, stamp, recording, registration and other similar Taxes, charges and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act, as amended.

“Warrant Termination Agreement” means a Warrant Termination Agreement in the form set forth in Exhibit I between a holder of Company Warrants and the Company.